ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT is entered into this 2nd day of July, 1996 (the "Effective Date") by and among OHIO BROADCAST ASSOCIATES, a partnership formed under the laws of the State of Texas ("Seller"), CURREY BROADCASTING CORPORATION, a corporation formed under the laws of the State of Delaware ("Buyer"), OSBORN COMMUNICATIONS CORPORATION, a corporation formed under the laws of the state of Delaware ("Osborn"), Audrey Malkan, an individual, and Matthew Malkan, an individual (Seller and Buyer sometimes being referred to herein individually as a "Party" and jointly as "Parties" and Osborn, Audrey Malkan and Matthew Malkan sometimes being referred to herein individually as a "Guarantor" and jointly as the "Guarantors").


R E C I T A L S

          WHEREAS, Seller owns and operates and has been duly licensed by the Federal Communications Commission (the "FCC" or the "Commission") to operate radio station WYNU(FM), Milan, Tennessee (the "Station");

          WHEREAS, Guarantors wish to guarantee the performance of certain of the obligations hereunder as an inducement to the Parties to enter into this Agreement; and

          WHEREAS, Seller desires to sell to Buyer, and Buyer, which is the licensee of radio stations in Jackson, Tennessee, desires to purchase, the assets utilized in connection with the operation of the Station, and Seller and Buyer further desire that Seller assign to Buyer the licenses and other authorizations issued to Seller by the Commission for the purpose of operating the Station.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and the Guarantors hereto agree as follows:

ARTICLE I

ASSIGNMENT AND PURCHASE OF ASSETS

          1.1 Assignment of Assets. Seller agrees to assign, transfer, convey and deliver to Buyer and Buyer agrees to acquire, accept and receive from Seller, on the Closing Date (as defined herein), all of Seller's right, title and interest in and to all of the assets used or held for use in connection with the Station including, without limitation, the following assets relating to the Station (the "Station Assets") free and clear of all liens and encumbrances:

               (a) Licenses and Authorizations. All licenses, permits and other authorizations issued by the FCC or any other state or federal regulatory agency pertaining to the Station, including, without limitation, those licenses, permits or authorizations listed in Section 1.1(a) of the Disclosure Schedule delivered by Seller to Buyer and dated of even date herewith (the "Disclosure Schedule"), together with any renewals, extensions or modifications thereof and additions thereto made between the date of this Agreement and the Closing Date (the "Licenses"). The Licenses include the right to use the call letters of the Station, including but not limited to the call letters WYNU (FM).

               (b)  Tangible Personal Property.  All of the
tangible personal property owned by Seller and used or useable in the operation of the Station, including but not limited to the items of personal property listed in Section 1.1(b) of the Disclosure Schedule, together with all additions, modifications or replacements thereto made in the ordinary course of business between the date of this Agreement and the Closing Date, as hereafter defined (the "Personal Property").

               (c) Real Estate Contracts. All of the leasehold interests in real property leased by Seller and used by the Station, including all agreements, leases, and contracts of Seller relating to the tower, transmitter, studio site, and offices of the Station (the "Real Estate Contracts"), including all security or other deposits made with respect to such Real Estate Contracts, all as described in Section 1.1(c) of the Disclosure Schedule (the land, buildings and other improvements covered by the Real Estate Contracts being herein called the "Leased Real Property"). The Buyer shall assume, pay and perform all obligations under such Real Estate Contracts accruing after the Closing Date to the extent such obligations relate to the period after the Closing Date.

               (d) Real Estate Assets. All of Seller's interest in the real property owned by Seller and listed in Section 1.1(d) of the Disclosure Schedule and all of the buildings, structures and other improvements located thereon (collectively, the "Owned Real Property"). The Owned Real Property and the Leased Real Property are collectively referred to herein as the "Real Property".

               (e) Intangibles. The good will of the Station and other intangible assets used or useful in the operation of the Station, including all of Seller's rights in the trade names, copyrights, trademarks, service marks, patents, patent applications, slogans, jingles, logos or other similar rights relating to the operation of the Station including, but not limited to, those listed in Section 1.1(e) of the Disclosure Schedule, together with any necessary additions or modifications thereto between the date hereof and the Closing Date (the "Intangibles").

               (f) Leases and Contracts. All leases, contracts, agreements and franchises relating to the operation of the Station (other than contracts for the sale of broadcast time and leases for real property) listed and identified in Section 1.1(f) of the Disclosure Schedule or described in Section 1.1(j) of this Agreement (the "Contracts"). Buyer shall assume, pay and perform all obligations under such Contracts accruing after the Closing Date.

               (g) Contracts for Sale of Broadcast Time for Cash. All contracts for sale of broadcast time on the Station that provide for payment by the customer solely on a cash basis and that are to be in effect on the Closing Date listed and identified in Section 1.1(g) of the Disclosure Schedule (the "Broadcast Agreements"). Buyer shall assume, pay and perform all obligations arising after the Closing Date under the Broadcast Agreements. Those contracts for sale of broadcast time for cash that are entered into, extended or renewed after the date of this Agreement will be assigned to Buyer by Seller and assumed by Buyer from Seller only to the extent that they are in accordance with the terms of Section 5.13 of this Agreement.

               (h) Trade Agreements. Buyer will not assume any contract for the sale of time pursuant to which payment is to be received in whole or in part in services, merchandise or other non-cash considerations ("Trade Agreements") entered into prior to the date of this Agreement, except as agreed to by Buyer and set forth in Section 1.1(h) of the Disclosure Schedule, and Buyer will not assume any contract for the sale of time pursuant to such a Trade Agreement entered into subsequent to the date of this Agreement unless Buyer has consented in writing to the execution of such contract. Notwithstanding the foregoing, Buyer will assume, in addition to those Trade Agreement obligations set forth in Section 1.1(h) of the Disclosure Schedule, up to a maximum of Ten Thousand Dollars ($10,000) of Seller's aggregate Trade Agreement obligations net of any credits owed to Seller under its Trade Agreements.

               (i) Operating and Business Records. All files, records, logs and program materials pertaining to the operation of the Station required to be maintained and kept under the rules of the Commission and such other files and records as Buyer shall reasonably require for the continuing business and operation of the Station. Seller shall have the right to reasonable access to such business records that Seller delivers to Buyer under this
Section 1.1(i) upon Seller's request for five years after the Closing Date.

               (j) Future Contracts. Those leases, contracts, agreements and franchises (other than contracts for the sale of broadcast time for cash and Trade Agreements, which are governed by Sections 1.1(g) and 1.1(h) hereof) entered into between the date hereof and the Closing Date that (1) are entered into in the usual and ordinary course of business; (2) are two (2) months or less in duration; (3) impose upon Seller an obligation of Five Thousand Dollars ($5,000.00) or less for each such lease, contract, agreement or franchise; and (4) impose upon Seller an obligation of no more than Seven Thousand, Five Hundred Dollars ($7,500.00) in the aggregate for all such leases, contracts, agreements and franchises. No other leases, contracts, agreements and franchises entered into by Seller between the date hereof and the Closing Date will be assumed by Buyer unless consented to by Buyer in advance in writing and set forth in Section 1.1(j) of the Disclosure Schedule.

               (k) Inventory and Computer Software. All of Seller's items of inventory related to the business of the Station, including, without limitation, broadcast programs, as well as all computer software used or useable by the Station.

               (l) Other Rights and Privileges. Any and all other franchises, materials, supplies, easements, rights-of-way, licenses, and other rights and privileges of Seller relating to and used, useable or necessary in the operation of the Station.

          1.2 Excluded Assets. There shall be excluded from the sale transaction described herein the following assets relating to the Station:

               (a)  Cash and Deposits.  Cash-on-hand or in banks
(or their equivalents) and other investments belonging to Seller and relating to the operation of the Station as of the Closing
Date.

               (b) Accounts Receivable. All accounts receivable of the Seller with regard to the operation of the Station prior to the Closing Date (as that term is defined therein), although Buyer agrees to collect such accounts pursuant to the terms of
Section 10.14 of this Agreement.

               (c)  Property Consumed.  All property of the
Station disposed of or consumed (including ordinary wear and tear) in the ordinary course of business between the date hereof and the Closing Date.

               (d) Expired Leases, Contracts and Agreements. All contracts described in Sections 1.1(f), (g), (h) and (j) to the Disclosure Schedule that are terminated or will have expired prior to the Closing Date in the ordinary course of business.

               (e)  Pension and Profit-Sharing Plans.  All
pension and profit-sharing plans, trusts established thereunder and assets thereof, if any, of Seller.

               (f) Other Employee Benefit Plans. All other employee benefit plans (including health insurance) of Seller and the assets thereof.

               (g)  Employment and Collective Bargaining
Agreements. All employment agreements and collective bargaining agreements of Seller.

               (h) Other Assets. Those assets, if any, listed in Section 1.2(h) of the Disclosure Schedule.

          1.3 Liabilities to be Assumed. Except as otherwise provided herein, Buyer assumes no liabilities or obligations of Seller of any nature whatsoever, contingent or otherwise, except for post-closing obligations related to Real Estate Contracts, Contracts, Broadcast Agreements and Trade Agreements (the "Assumed Contracts") assigned to and specifically assumed by Buyer. Without limiting the generality of the foregoing, the Parties particularly agree that Buyer shall have no responsibility or liability regarding (i) federal, state or local tax liability of any kind whatsoever incurred by Seller,
(ii) any employee benefit plan maintained by Seller, (iii) severance payments to Seller's employees; or (iv) any vacation accrued by Seller's employees, and Seller expressly agrees to defend and indemnify Buyer against same. On or prior to the Closing Date Seller shall pay or else have made arrangements, satisfactory to Buyer, to assume all liabilities, debts and other obligations of the Station arising prior to the Closing Date and not assigned to and specifically assumed by Buyer.

          1.4 Purchase Price. In consideration of Seller's performance of this Agreement, Buyer shall pay to Seller the sum of Three Million, Five Hundred Thousand Dollars ($3,500,000.00), plus the sum set forth in paragraph 1.4(c), below, (the sum of Three Million, Five Hundred Thousand Dollars ($3,500,000.00) and the sum to be paid pursuant to paragraph 1.4(c) being collectively referred to as the "Purchase Price") as follows:

               (a) Escrow Deposit. As security for Buyer's failure to close, and as an inducement for Seller to perform its obligations under this Agreement, Buyer, upon execution of this Agreement, shall deposit the sum of One Hundred Seventy-Five Thousand Dollars ($175,000.00) (the "Escrow Deposit") in the SunTrust NA Nashville bank. Bradley A. MacLean, Esq., and John
M. Pelkey, Esq., shall act as escrow agents (the "Escrow Agents") with respect to such accounts. At the Closing, the Escrow Deposit, and any interest that has accrued thereon, shall be delivered to Seller and credited against the Purchase Price. If the Closing fails to occur because Buyer is in material breach of this Agreement, the Escrow Deposit shall be paid to Seller as liquidated damages and as Seller's sole damages for such breach (it being acknowledged by the Buyer, however, that the Seller may also be entitled to specific performance pursuant to Section
10.10 of this Agreement) and any interest on the Escrow Deposit shall be paid to Buyer. If the Closing fails to occur for any other reason, the Escrow Deposit and any interest that has accrued thereon shall be paid to Buyer.

               (b) Payment at Closing. On the Closing Date at the Closing, Buyer shall pay to Seller the Purchase Price, as adjusted for prorations as provided in Paragraph 1.5 hereof, minus any sums that have been credited against the Purchase Price pursuant to Subparagraph 1.4(a), by wire transfer of federal funds.

               (c) Adjustment. In the event the Broadcast Cash Flow for the Station for the twelve-month period commencing January 1, 1996 and ending December 31, 1996 (the "Measuring Period") is greater than Four Hundred Eleven Thousand, Seven Hundred Sixty-Five Dollars ($411,765.00) (such amount in excess of Four Hundred Eleven Thousand, Seven Hundred Sixty-Five Dollars ($411,765.00) being referred to as the "Excess Cash Flow"), Buyer shall pay to Seller an additional payment equal to the Excess Cash Flow multiplied by 8.5, up to a maximum additional payment of One Hundred Thousand Dollars ($100,000.00), for a total maximum Purchase Price of Three Million, Six Hundred Thousand Dollars ($3,600,000.00). For purposes of this Agreement, "Broadcast Cash Flow" means the total of the net revenues (after agency commissions and excluding barter transactions) of the Station, less all operating expenses (excluding barter transactions) of the Station as adjusted to reflect the add back of all non-operating expenses including interest, depreciation, amortization, taxes and corporate allocation.

          1.5 Proration of Income and Expenses. Except as otherwise provided herein, all income and expenses arising from the conduct of the business and operations of the Station shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m., Eastern time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem and other property taxes (but excluding taxes arising by reason of the transfer of Station Assets as contemplated hereby, which shall be paid as set forth in Section 10.4 of this Agreement), business and license fees, music and other license fees (including any retroactive adjustments thereof, which retroactive adjustments shall not be subject to the ninety day limitation set forth in
Section 1.5(a)), wages and salaries of employees hired by Buyer, including accruals up to the Closing Date for bonuses, commissions, vacation and sick pay, and related payroll taxes, utility expenses, time sales agreements, Trade Agreements to the extent provided in Section 1.1(h) hereof, rents and similar prepaid deferred items attributable to the ownership and operation of the Station.

               (a)  Time for Payment.  The prorations and
adjustments contemplated by this Section 1.5, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within 90 days of the Closing Date.

               (b) Dispute Resolution. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in
Section 1.5(a) and such disputes shall be determined by an independent certified public accountant mutually acceptable to the Parties whose determination shall be final, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer.

          1.6 Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price shall be allocated among the Station Assets in a manner to be determined by Buyer. Buyer and Seller agree to use such allocation in completing and filing Internal Revenue Service Form 8594 for federal income tax purposes. Buyer and Seller further agree that they shall not take any position inconsistent with such allocation upon examination of any return, in any refund claim, in any litigation, or otherwise.

          1.7 Submission of Schedules. Seller agrees that, no later than July 18, 1996, it shall provide Buyer with copies of all agreements and other materials necessary for the completion of the Disclosure Schedule called for in this Agreement, other than Section 4.3 of such Schedule.

ARTICLE  II

CLOSING, TERMINATION, AND RISK OF LOSS

          2.1 Closing. Unless otherwise agreed upon by the Parties, the purchase and sale of the Station Assets contemplated by this Agreement (the "Closing") shall take place at the offices of Haley Bader & Potts P.L.C., 4350 North Fairfax Drive, Suite 900, Arlington, VA at 10:00 a.m. on January 31, 1997, or, if the FCC's grant of the Assignment Application shall not have become a Final Order as of January 31, 1997, five (5) business days after the FCC's grant of the Assignment Application has become a Final Order (the "Closing Date").

          2.2  Transactions at the Closing.

               (a) At the Closing, Seller shall deliver to Buyer the following:

                         (i)  assignments of the Licenses and
other pertinent authorizations transferring the same to the Buyer in customary form and substance;

(ii) the certificates contemplated by Sections 7.2 and 7.4;

                         (iii)     certificates from each of
Seller's partners authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby;

                         (iv) a special warranty deed (or its
equivalent in the State of Tennessee), in proper statutory form for recording, and otherwise reasonably satisfactory in form and substance to Buyer's counsel, sufficient to vest in Buyer good, marketable and insurable title to each parcel of Owned Real Property;

                         (v)  an owner's extended coverage policy
of title insurance with respect to each parcel of Real Property, in each case issued on the date of Closing by a title insurance company acceptable to counsel for Buyer (the "Title Company"). Each such title insurance policy shall be in an amount designated by Buyer and shall insure Buyer's ownership of fee title with respect to the Owned Real Property without any of the Scheduled B standard pre-printed exceptions (other than taxes not yet due and payable) and free and clear of title defects and other exceptions to or exclusions from coverage other than Permitted Owned Real Property Exceptions (as hereinafter defined in Section 3.7(a)). The premium for such insurance shall be paid by Buyer;

                         (vi) all real property transfer tax
returns and other similar filings required by law in connection with the transactions contemplated hereby, all duly executed and acknowledged by Seller. Seller shall also have executed such affidavits in connection with such filings as shall have been required by law or reasonably requested by Buyer. Buyer shall pay the tax for the recording of the deed;

                         (vii)     affidavit of one of Seller's
partners, sworn to under penalty of perjury, setting forth Seller's name, address and Federal tax identification number and stating that Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986 (the "Code"). If, on or before the Closing Date, Buyer shall not have received such affidavit, Buyer may withhold from the Purchase Price payable at Closing to Seller pursuant hereto such sums as are required to be withheld therefrom under Section 1445 of the Code;

                         (viii)    a bill of sale and all other
appropriate documents and instruments assigning to Buyer good and marketable title to the Station Assets free and clear of any security interests, mortgages, liens, pledges, attachments, conditional sales contracts, claims, charges or encumbrances of any kind whatsoever;

                         (ix) written consents of the respective
lessors, landowners, and any other persons or entities whose consents may be required to permit Buyer to assume the liabilities, contracts, leases, licenses, understandings and agreements constituting the Real Estate Contracts and the Contracts;

                         (x)  evidence satisfactory to Buyer's
counsel that no financing statements are outstanding on the Station Assets;

                         (xi) all files, records, logs, and
program materials relating to the Station; and all other records required to be maintained by the FCC with respect to the Station, including the Station's public file, which shall be left at the station and thereby delivered to Buyer;

                         (xii)     the opinion of counsel for
Seller, dated the Closing Date, as described in Section 7.9;

(xiii)    assignments to Buyer of all the Contracts and Real
Estate Contracts in form satisfactory to Buyer;

                         (xiv)     certificates from each of the
lessors of the Leased Real Property, dated not more than thirty
(30) days prior to the Closing, certifying (1) that the lease is in good standing and in full force and effect in accordance with its terms and has not been modified (except for modifications set forth therein), (2) the date(s) to which rent and all other charges thereunder have been paid, (3) that there is no default thereunder on the part of any party thereto, and (4) to such other matters as Buyer shall reasonably request; and

                         (xv) such other documents and
instruments as Buyer may reasonably request to consummate the transactions contemplated hereby.

               (b) At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                         (i)  the Purchase Price, as adjusted for
prorations pursuant to Paragraph 1.5, minus any sums that have been credited against the Purchase Price pursuant to Subparagraph
1.4(a) of this Agreement;

                         (ii) a copy of the resolutions of the
board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, together with a certificate of the Secretary of Buyer dated as of Closing Date, that such resolutions were duly adopted and are in full force and effect;

                         (iii)     the certificates contemplated
by Sections 8.1 and 8.2;

                         (iv) the opinion of counsel for Buyer,
dated the Closing Date, as described in Section 8.5; and

                         (v)  such other documents and
instruments as Seller may reasonably request to consummate the transactions contemplated hereby.

          2.3  Termination.

               (a)  Notwithstanding anything to the contrary
contained in this Agreement, this Agreement may be terminated at any time by:

                         (i)  the mutual written consent of the
Parties hereto;

                         (ii) either Buyer or Seller if the
Closing does not occur before March 31, 1997, and if the Party seeking to terminate the Agreement pursuant to this Section 2.3(a)(ii) has not prevented the Closing from occurring. Without limiting the foregoing, no Party may terminate this Agreement pursuant to this Section 2.3(a)(ii) if a material delay in any decision or determination by the Commission respecting the Assignment Application has been caused or materially contributed to (x) by any failure of such Party to furnish, file or make available to the Commission information within its control; (y) by the willful furnishing by such Party of incorrect, inaccurate or incomplete information to the Commission; or (z) by any other action taken by such Party for the purpose of delaying the Commission's decision or determination respecting the Assignment Application. The Parties agree that neither Seller nor Buyer shall be deemed to be in default of this Section 2.3(a)(ii) as the result of the submission of a petition to deny or informal objection with respect to the pending applications seeking the renewal of the licenses for their respective stations. Upon termination pursuant to this Paragraph 2.3(a)(ii), the Parties shall be released and discharged from any further obligation hereunder, other than as set forth in Paragraph 6.4.;

                         (iii)     Buyer, if any of the
conditions set forth in Article VII shall have become incapable of fulfillment, and shall not have been waived by Buyer, or if Seller shall have breached in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived prior to the Closing;

                         (iv) Seller, if any of the conditions
set forth in Article VIII shall have become incapable of fulfillment, and shall not have been waived by Seller, or if Buyer shall have breached in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived prior to the Closing; or

                         (v)  Buyer, pursuant to Paragraph 3.12.

               (b)  In the event of the termination of this
Agreement by Buyer or Seller pursuant to this Section 2.3, written notice thereof shall promptly be given to the other Party and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated, without further action by any Party. Nothing in this Section 2.3 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of the Parties to compel specific performance pursuant to Section 10.10 of this Agreement.

               (c) Either Party may terminate this Agreement upon written notice to the other, if, for any reason, the Assignment Application is designated for hearing by the Commission, provided, however, that written notice of termination must be given within twenty (20) days after release of the hearing designation order. Upon termination pursuant to this Section, the Parties shall be released and discharged from any further obligation hereunder, other than as set forth in Paragraph 6.4, and the Escrow Deposit and any accrued interest shall be returned to the Buyer.

               (d) A Party shall be deemed to be in default under this Agreement only if such Party has materially breached or failed to perform its obligations hereunder, and non-material breaches or failures shall not be grounds for declaring a Party to be in default, postponing the Closing, or terminating this Agreement.

          2.4 Risk of Loss. The risk of any loss, damage or destruction to any of the Station Assets from fire or other casualty or cause shall be borne by Seller at all times prior to the Closing Date hereunder. Upon the occurrence of any loss or damage to any of the Station Assets as a result of fire, casualty, accident or other causes prior to the Closing Date, Seller shall notify Buyer of same in writing immediately stating with particularity the extent of loss or damage incurred, the cause thereof if known and the extent to which restoration, replacement and repair of the Station Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. In the event the loss is less than Fifty Thousand Dollars ($50,000.00), Seller shall repair or replace the property on or before the Closing, or shall grant Buyer an adjustment to the Purchase Price to compensate Buyer for such loss. In the event the loss exceeds $50,000 and the Station Assets cannot be substantially repaired or restored within forty-five (45) days after such loss, Buyer shall have the option, exercisable within ten (10) days after receipt of written notice from Seller, to:
(i) terminate this Agreement; (ii) postpone the Closing until such time as the property has been completely repaired, replaced or restored to the satisfaction of Buyer, unless the same cannot be reasonably effected within thirty (30) days of notification; or (iii) elect to consummate the Closing and accept the property in its damaged condition, in which event Seller shall assign to Buyer all rights under any insurance claim covering the loss and pay over to Buyer any proceeds under any such insurance policy thereto received by Seller with respect thereto.

          2.5 Interruption of Broadcast Transmissions. Notwithstanding any other provision hereof, if prior to the Closing any event occurs which prevents the broadcast transmission by the Station with substantially full licensed power and antenna height as described in the applicable FCC Licenses and in the manner it has heretofore been operating for a period of time in excess of six (6) hours in a twenty-four (24) hour period, the Seller will give prompt written notice thereof to Buyer. If such facilities are not restored so that operation is resumed with substantially full licensed power within three
(3) days of such event, or, in the case of more than one event, the aggregate number of days preceding such restorations from all such events is more than five (5) days, or if the Station is off the air more than three (3) times for a period in each case exceeding six (6) hours, Buyer shall have the right to terminate this Agreement by giving written notice to Seller, within ten
(10) days of such interruption of service, of its election to do so.

ARTICLE  III

REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

          3.1 Due Incorporation. Seller is a partnership duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to do business in and is in good standing in the State of Tennessee. Seller has the power and authority to own and to operate the Station and the Station Assets.

          3.2 Authority; No Conflict. The execution and delivery of this Agreement have been duly and validly authorized and approved by its partners, and Seller has the power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby. Neither such execution, delivery or performance nor compliance by Seller with the terms and provisions hereof (assuming receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of (a) the partnership agreement of Seller,(b) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Seller is subject, or (c) any material agreement, lease or contract, written or oral, to which Seller is subject. This Agreement shall constitute the valid and binding obligation of Seller with respect to the terms hereof, subject to Commission approval of the transactions contemplated hereby. Seller has no partners other than those signatories to this Agreement who are signing on Seller's behalf.

          3.3  Government Authorizations.

                Section 1.1(a) of the Disclosure Schedule contains a true and complete list of all the Licenses, which Licenses are sufficient for the lawful conduct of the business and operation of the Station in the manner and to the full extent they are currently conducted. Seller is the authorized legal holder of the Licenses, none of which is subject to any restriction or condition which would limit in any material respect the full operation of the Station as now operated.
Except for the application seeking the renewal of the license for the Station, there are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened as of the date hereof before the Commission or any other governmental authority relating to the business or operations of the Station, other than applications, complaints or proceedings which generally affect the broadcasting industry as a whole, and other than reports and forms filed in the ordinary course of the Station's business. Seller has delivered to Buyer true and complete copies of the Licenses, including any and all additions, amendments and other modifications thereto. The Licenses are in good standing, are in full force and effect and are unimpaired by any act or omission of Seller or its officers, directors or employees; and the operation of the Station is in accordance with the Licenses and the underlying construction permits. No proceedings are pending or, to the knowledge of Seller, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the Licenses, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the Commission with respect to the Licenses or which may affect Buyer's ability to continue to operate the Station as it is currently operated. Seller has taken no action which, to its knowledge, could lead to revocation or non-renewal of the Licenses, nor omitted to take any action which, by reason of its omission, could lead to revocation of the Licenses. All material reports, forms and statements required to be filed with the Commission with respect to the Station since the grant of the last renewal of the Licenses have been filed and are complete and accurate. To the knowledge of Seller, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the Commission, would disqualify Seller as assignor, and Buyer as assignee, in connection with the Assignment Application.

          3.4 Compliance with Regulations. The operation of the Station is in compliance in all material respects with (i) all applicable engineering standards required to be met under Commission rules, and (ii) all other applicable rules, regulations, requirements and policies of the Commission and all other applicable governmental authorities, including, but not limited to, ANSI Radiation Standards, to the extent required to be met under applicable Commission rules and regulations; and there are no existing claims known to Seller to the contrary.

          3.5 Taxes and Regulatory Fees. Seller has timely filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable as shown thereon. All returns and forms which have been filed have been true and correct in all material respects and no tax or other payment in a material amount other than as shown on such returns and forms are required to be paid or have been paid by Seller. There are no present disputes as to taxes of any nature payable by Seller which in any event could materially adversely affect the Station Assets or operation of the Station. Each of the parcels included in the Owned Real Property is assessed for real estate purposes as a wholly independent tax lot, separate from any adjoining lot or improvements not constituting a part of such parcel. Seller has paid all FCC Regulatory Fees required to be paid by Seller with respect to the Station.

          3.6 Personal Property. Section 1.1(b) of the Disclosure Schedule contains a true and complete list of all the Personal Property. Except for those assets designated on Section 1.1(b) of the Disclosure Schedule as being subject to lease agreements, Seller owns and has, and will have on the Closing Date, good and marketable title to such Personal Property, and none of such Personal Property on the Closing Date will be subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance. All items of Personal Property are in all material respects in good operating condition, ordinary wear and tear excepted, and are available for immediate use in the conduct of the business and operation of the Station. The technical equipment, including, without limitation, all transmitters and studio equipment, constituting part of the Personal Property, has been maintained in accordance with industry practice and is in good operating condition, ordinary wear and tear excepted, (except as noted in Section 1.1(b) of the Disclosure Schedule) and complies in all material respects with all applicable rules and regulations of the Commission and the terms of the Licenses. The Personal Property includes all such items and equipment necessary to conduct in all material respects the business and operations of the Station as now conducted and in material compliance with the terms and conditions of the Licenses.

          3.7  Real Property.

               (a) Seller is the owner of good, marketable and insurable fee title to the Owned Real Property described on
Section 1.1(d) of the Disclosure Schedule, including all of the buildings, structures and other improvements located thereon, free and clear of all Title Defects (as hereinafter defined) except for the matters listed on Section 3.7 of the Disclosure Schedule and encumbrances of a minor nature that do not, in the reasonable opinion of Buyer's counsel, individually or in the aggregate (i) interfere in any material respect with the use, occupancy or operation of the Owned Real Property or (ii) materially reduce the fair market value of the Owned Real Property below the fair market value the Owned Real Property would have had but for such encumbrances (collectively, the "Permitted Owned Real Property Exceptions"). The Owned Real Property constitutes all of the real property owned by Seller on the date hereof in connection with the operation of the Station. Other than the lease whereby Rainbow Media, Inc., leases space on the Station's tower and in the Station's transmitter building and that certain Tower Lease and Agreement of December 1, 1994 by and between Ohio Broadcasting and Sprint Communications Company L.P., there are no leases/subleases or other agreements granting to any person other than Seller any right to the possession, use or occupancy of the Owned Real Property. As used in this Agreement, "Title Defects" shall mean and include any mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation whatsoever.

               (b) Section 1.1(c) of the Disclosure Schedule contains a true and complete list and summary of all the Real Estate Contracts. Seller holds the leasehold interest under each Real Estate Contract free and clear of all Title Defects. The Real Estate Contracts constitute valid and binding obligations of Seller and, to the best of Seller's knowledge, of all other persons purported to be parties thereto, and are in full force and effect as of the date hereof, and will on the Closing Date constitute valid and binding obligations of Buyer and, to the best of Seller's knowledge, of all other persons purported to be parties thereto. As of the date hereof, Seller is not in default under any of the Real Estate Contracts and has not received or given written notice of any default thereunder from or to any of the other parties thereto and will not have received any such notice at or prior to the Closing Date. Seller shall use reasonable efforts to obtain valid and binding third-party consents, if any are necessary, from all required third parties to the Real Estate Contracts to be conveyed and assigned to Buyer as part of the Station Assets. Subject to any required third-party consents, Seller will have full legal power and authority to assign its rights under the Real Estate Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment shall not affect the validity, enforceability and continuity of any of the Real Estate Contracts.

               (c) Entire Premises. All of the land, buildings, structures and other improvements used by Seller in the conduct of the business of the Stations or involved in the Real Property are listed in the Disclosure Schedule.

               (d) No Options. Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property or any portion thereof or interest therein.

               (e)  Condition and Operation of Improvements.
All components of all buildings, structures and other improvements included within the Real Property (the "Improvements") are in good working order and repair. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property are installed and operating and are sufficient to enable the Real Property to continue to be used and operated in the manner currently being used and operated, and any so-called hook-up fees or other associated charges have been fully paid.

               (f) Real Property Permits and Insurance. All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, "Real Property Permits") of all governmental authorities having jurisdiction over the Real Property, required or appropriate to have been issued to Seller to enable the Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are, as of the date hereof, in full force and effect.

               (g) Condemnation. Seller has not received notice and has no knowledge of any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Owned Real Property or any part thereof in lieu of condemnation.

               (h) Casualty. No portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition. No portion of the Real Property is located in a special flood hazard area as designated by Federal governmental authorities.

          3.8 Consents. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Seller of this Agreement, other than approval by the Commission of the Assignment Application as contemplated hereby. Except as set forth in Section 3.8 of the Disclosure Schedule, no consent of any other party (including, without limitation, any party to any Real Estate Contract or Contract) is required for the execution, delivery and performance by Seller of this Agreement.

          3.9 Contracts. Section 1.1(f) of the Disclosure Schedule contains a true and complete list of all Contracts, including all such Contracts necessary to permit continued operation of the Station in the manner in which it is being operated as of the date of this Agreement; and Section 1.1(h) of the Disclosure Schedule contains a true and complete list of all currently-existing Trade Agreements that will be assumed by Buyer, and the amounts owed to either the Station or the advertiser under each such Trade Agreement. Seller has delivered to Buyer (or will deliver to Buyer, within twenty days of the Effective Date) true and complete copies of all such written Contracts and Trade Agreements in the possession of Seller, including any and all amendments and other modifications to same. Prior to Closing, Seller will furnish to Buyer Section 1.1(g) of the Disclosure Schedule, which will contain a true and complete list of all Broadcast Agreements that Seller anticipates will be in effect as of the Closing; and, prior to Closing, Seller will furnish to Buyer an updated Section 1.1(h), which will contain a true and complete list of all Trade Agreements that Seller anticipates will be in effect as of the Closing. All such Contracts, Broadcast Agreements and Trade Agreements are, or (with respect to those Broadcast Agreements and Trade Agreements not yet in effect, but which will be in effect as of the Closing) will be as of the Closing, valid, binding and enforceable by Seller in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Seller has complied or (with respect to those Broadcast Agreements and Trade Agreements not yet in effect, but which will be in effect as of the Closing) will have complied as of the Closing, in all material respects with all such Contracts, Broadcast Agreements and Trade Agreements, and Seller is not in default or (with respect to those Broadcast Agreements and Trade Agreements not yet in effect, but which will be in effect as of the Closing) will not be in default as of the Closing, beyond any applicable grace periods under any of same, and no other contracting party is or (with respect to those Broadcast Agreements and Trade Agreements not yet in effect, but which will be in effect as of the Closing) will be as of the Closing, in material default under any of same. Seller has or (with respect to those Broadcast Agreements and Trade Agreements not yet in effect, but which will be in effect as of the Closing) will have as of the Closing, full legal power and authority to assign its respective rights under such Contracts, Broadcast Agreements and Trade Agreements to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof or (with respect to those Broadcast Agreements and Trade Agreements not yet in effect, but which will be in effect as of the Closing) on the date that such Broadcast Agreements and Trade Agreements are furnished to Buyer by Seller, and such assignment will not materially affect the validity, enforceability and continuity of any such Contracts, Broadcast Agreements and Trade Agreements.

          3.10 Environmental. Seller has not unlawfully disposed of any Hazardous Waste in a manner which has caused, or could cause, Buyer to incur a material liability under applicable law in connection therewith; and Seller warrants that the technical equipment included in the Personal Property does not contain any Hazardous Waste, including any Polychlorinated Biphenyls ("PCBs") that are required by law to be removed, and if any equipment does contain Hazardous Waste that is not required by law to be removed, including any PCBs, that such equipment is stored and maintained in compliance with applicable law. Seller has complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to the Station and its operations, including but not limited to the Commission's guidelines regarding RF radiation. No Hazardous Waste has been disposed of by Seller, and to the best of Seller's knowledge, no Hazardous Waste has been disposed of by any other person on the Real Property. Except as disclosed in Section 3.10 of the Disclosure Schedule, to Seller's knowledge, no employee of Seller in the course of his or her employment with Seller has been exposed to any Hazardous Waste or other substances generated, produced or used by Seller that could give rise to any claim against the Station Assets. To the extent within Seller's possession or control, Seller has heretofore delivered to Buyer true and complete copies of all environmental studies relating to the Real Property and all material reports of inspections of the Station and/or the Station Assets pursuant to applicable federal, state or local laws or regulations. Except as set forth in
Section 3.10 of the Disclosure Schedule, Seller has not received any notice from any governmental agency or public or private entity advising it that Seller is responsible for or potentially responsible for cleanup or paying for the cost of cleanup of any Hazardous Waste and Seller has not entered into any agreements concerning such cleanup, nor is Seller aware of any facts which might reasonably give rise to such notice, order or agreement. As used herein, the term "Hazardous Waste" shall mean all materials regulated by any federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). If Seller learns between the date of this Agreement and the Closing Date that Seller is in breach of the representation and warranty set forth in this Section 3.10, Seller shall begin remedial action promptly and shall use reasonable best efforts to complete such remedial action to the satisfaction of Buyer before the Closing Date.

          3.11 Intangibles.  Section 1.1(e) of the Disclosure
Schedule is a true and complete list of all trade names, copyrights, trademarks, service marks, patents or applications therefor (the "Intellectual Property") that have been duly registered by, filed by, or issued to the Seller. Seller has not granted any license or other rights with respect to the Intangibles (including the Intellectual Property). Seller has not received any written notice of any infringement or unlawful use of the Intangibles and Seller has not violated or infringed any patent, trademark, trade secret or copyright held by others or any license, authorization or permit held by it.

          3.12 Financial Statements. Within twenty (20) days of the Effective Date, Seller will provide Buyer complete unaudited copies of the statements of income, and the related balance sheets, for Seller for the years ended December 31, 1994 and December 31, 1995 and monthly statements for each month of calendar year 1996 through May 1996 (the "Financial Statements"). These Financial Statements will constitute Section 3.12 of the Disclosure Schedule. The Financial Statements present fairly and accurately the financial condition and results of operations of the Station for the periods indicated and have been prepared in accordance with the accounting policies and procedures of the Seller consistently applied. The Parties recognize that the Financial Statements may not have been prepared in accordance with generally accepted accounting principles. For a period of sixty (60) days after the Effective Date, Buyer may, at its expense, have an audit performed of the Financial Statements. If such audit reveals that the Financial Statements do not accurately reflect the financial condition of the Station and that the financial condition of the Station is materially worse than reflected in the Financial Statements, Buyer may, by written notice provided in accordance with Section 10.9 hereof no later than ten (10) business days after the expiration of such sixty-day period, terminate this Agreement. In addition, Buyer may, at its expense, have an audit performed of the Station's financial statements for the year ending December 31, 1996 (or, if necessary to permit a calculation of the Station's 1996 Broadcast Cash Flow to permit the Closing to occur on the Closing Date established by Section 2.1 herein, but before financial statements for the year ending December 31, 1996 are available, for such interim period in 1996 as the Buyer, in its reasonable discretion, chooses) to permit a calculation of the Broadcast Cash Flow of the Station for 1996. If such an audit for the purpose of determining the 1996 Broadcast Cash Flow is conducted, the calculation of Broadcast Cash Flow derived from such audit shall be used for purposes of calculating the adjustment to the Purchase Price pursuant to Section 1.4(c) hereof and the satisfaction of the condition, set forth in Section 7.12 of this Agreement, to Buyer's obligations hereunder, provided, however, that, in the event of any disputes between the Parties as to the calculation of Broadcast Cash Flow, such disputes shall be resolved by the determination of Broadcast Cash Flow by an independent certified public accountant mutually acceptable to the Parties whose determination shall be final, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer. To the extent there is no dispute regarding the existence of Excess Cash Flow under Section 1.4(c), the Buyer will pay at Closing the adjustment to the Purchase Price based upon the undisputed Excess Cash Flow, and the balance of the adjusted Purchase Price, if any, will be paid immediately after the accountant determines the Broadcast Cash Flow.

          3.13 Personnel Information; Labor Contracts.

               (a)  Section 3.13 of the Disclosure Schedule
contains a true and complete list of all persons employed at the Station, including the date of hire, a description of material compensation arrangements (other than employee benefit plans set forth in Section 3.14 of the Disclosure Schedule) and a list of other terms of any and all material agreements affecting such persons.

               (b) Seller is not a party to any contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Station. During the past two years, Seller has not experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed, or other significant labor difficulties of any nature.

               (c) Seller has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and the payment and withholding of taxes.

          3.14 Employee Benefit Plans. Section 3.14 of the Disclosure Schedule contains a true and complete list and summary, as of the date of this Agreement, of all employee benefit plans (as that term is defined in Section 3(3) of ERISA) applicable to the employees of Seller. Seller maintains no other employee benefit plan. Each of Seller's employee benefit plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Internal Revenue Code.

          3.15 Litigation. Except as set forth in Section~3.15 of the Disclosure Schedule, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree, and there is no litigation, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against Seller or the Station in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Licenses), or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any material adverse effect upon the business, property, assets or condition (financial or otherwise) of the Station or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement. In particular, but without limiting the generality of the foregoing, except as set forth in Section 3.15 of the Disclosure Schedule, there are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened before the Commission or any other governmental organization with respect to the business or operation of the Station, other than applications, complaints or proceedings which affect the broadcast industry generally.

          3.16 Compliance with Laws. Seller has not received any notice asserting any non-compliance with any applicable statute, rule or regulation (federal, state or local) whether or not related to the business or operation of the Station or the Real Property. Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or to any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Seller is in compliance in all material respects with all laws, regulations and governmental orders whether or not applicable to the conduct of the business and operation of the Station and any other business or operations conducted by Seller. The Owned Real Property is in full compliance with all applicable building, zoning, subdivision, environmental and other land use and similar laws, codes, ordinances, rules, regulations and orders of governmental authorities (collectively, "Real Property Laws"), and Seller has not received any notice of violation or claimed violation of any Real Property Law. Seller has no knowledge of any pending change in any Real Property Law which would have a material adverse effect upon the ownership or use of the Owned Real Property.

          3.17 Insurance. Seller has in full force and effect insurance on all of the Real Property, Personal Property, and all other Station Assets pursuant to insurance policies, true and complete copies of which are contained in Section 3.17 of the Disclosure Schedule. Seller shall continue to maintain such insurance in full force and effect up to the Closing Date or shall have obtained prior to the Closing Date other insurance policies with limits and coverage comparable to the current policies after prior notice to, and upon written consent of the Buyer, which consent shall not be unreasonably withheld.

          3.18 Undisclosed Liabilities. Except as to, and to the extent of, the amounts specifically reflected or reserved against in Seller's balance sheets for the period ending December 31, 1995 (the "Balance Sheet Date"), and except for liabilities and obligations incurred since the Balance Sheet Date in the ordinary and usual course of business, Seller has no material liabilities or obligations of any nature whether accrued, absolute, contingent or otherwise and whether due or to become due, and, to the best of Seller's knowledge, there is no basis for the assertion against Seller of any such liability or obligations.
No representation or warranty made by Seller in this Agreement, and no statement made in any exhibit or schedule hereto or any certificate or document delivered by Seller pursuant to the terms of this Agreement, contain or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading.

          3.19 Instruments of Conveyance; Good Title. The instruments to be executed by Seller and delivered to Buyer at Closing, conveying the Station Assets, including without limitation the Owned Real Property, to Buyer, will be in a form sufficient to transfer good, marketable, and with respect to the Real Property, insurable title to the Station Assets, including without limitation the Owned Real Property, free and clear of all liabilities, obligations and encumbrances, except as provided herein and otherwise reasonably satisfactory in form and substance to Buyer's counsel.

          3.20 Absence of Certain Changes. Except as disclosed in Section 3.20 of the Disclosure Schedule, between the Balance
Sheet Date and the date of this Agreement there has not been:

               (a) Any material adverse change in the financial condition, business, results of operations, assets or liabilities of Seller;

               (b) Any change in the manner in which Seller conducts its business and operations other than changes in the ordinary and usual course of business consistent with past practice;

               (c)  Any amendment to Seller's partnership
agreement;

               (d) Any contract or commitment, to which Seller is a party, entered into, modified or terminated, except in the ordinary and usual course of business;

               (e) Any creation or assumption of any mortgage, pledge or other lien or encumbrance upon any of the Station
Assets except in the ordinary and usual course of business;

               (f) Any sale, assignment, lease, transfer, or other disposition of any of the Station Assets, except in the ordinary and usual course of business;

               (g)  The incurring of any liabilities or
obligations, except items incurred in the ordinary and usual course of business;

               (h) The write-off or determination to write off as uncollectible any accounts receivable or portion thereof, except for write-offs in the ordinary course of business consistent with past practice at a rate no greater than during the twelve months prior to the Balance Sheet Date;

               (i) The cancellation, outside of the ordinary course of business and beyond Seller's customary reserve for bad debt, of any debts or claims, or waiver of any rights, having an aggregate value in excess of $5,000;

               (j) The disposition, lapse or termination of any Intellectual Property;

               (k) The increase or promise to increase the rate of commissions, fixed salary or wages, draw, bonus or other compensation payable to any employee of Seller, except in the ordinary and usual course of business consistent with past practice;

               (l) The issuance of any partnership interests in Seller, or rights, warrants or options to acquire, any such interests;

               (m) Any default under any contract or lease to which Seller is a party;

               (n) Any change in any method of accounting or accounting practice used by Seller; or

               (o) Any other event or condition of any character materially and adversely affecting the business or properties of the Station.

          3.21 Insolvency Proceedings. No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or the Station Assets are pending or, to Seller's knowledge, threatened, and Seller has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          4.1 Due Incorporation. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in, and is in good standing in, the State of Tennessee.

          4.2 Authority; No Conflict. The execution and delivery of this Agreement has been duly and validly authorized and approved by the board of directors of Buyer, and Buyer has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, performance hereof, and compliance by Buyer with the terms and provisions hereof will not (assuming receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of Buyer, (b) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Buyer is subject, or (c) any material agreement, lease or contract, written or oral, to which Buyer is subject. This Agreement will constitute the valid and binding obligation of Buyer with respect to the terms hereof, subject to Commission approval of the transactions contemplated hereby.

          4.3 Consents. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Buyer of this Agreement, other than the approval by the Commission of the Assignment Application as contemplated hereby. Except as set forth in Section 4.3 of the Disclosure Schedule, no consent of any other party is required for the execution, delivery and performance by Buyer of this Agreement, and Buyer warrants that the consents described in Section 4.3 of the Disclosure Schedule will be obtained prior to Closing, and that failure to obtain such consents shall constitute a default under this Asset Purchase Agreement.

          4.4 Litigation. There is no litigation, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, that would reasonably be expected to have any material adverse effect upon the ability of Buyer to perform its obligations hereunder, or that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

          4.5 Compliance with Laws. Buyer is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or of any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Buyer is not in violation of any law, regulation or governmental order, the violation of which would have a material adverse effect on Buyer or its ability to perform its obligations pursuant to this Agreement.

          4.6 Qualification. To the best of Buyer's knowledge, Buyer is legally, technically and financially qualified to be the assignee of the Licenses and the other Station Assets, and, prior to the Closing Date, Buyer will exercise its best efforts to refrain from doing any act which would disqualify Buyer from being the assignee of the Licenses and the other Station Assets.

ARTICLE  V

COVENANTS OF SELLER

          Between the date of this Agreement and the Closing
Date, Seller shall have complete control of the Station and its operations, and Seller covenants as follows with respect to such period:

          5.1 Continued Operation of Station. Seller shall continue to operate the Station under the terms of the Licenses in the manner in which the Station has been operated heretofore, in the usual and ordinary course of business, in conformity with all material applicable laws, ordinances, regulations, rules and orders, and in a manner so as to preserve and foster the goodwill and business relationships of the Station and Seller, including, without limitation, relationships with advertisers, suppliers, customers, and employees. Seller shall file with the Commission and any other applicable governmental authority all applications and other documents required to be filed in connection with the continued operation of the Station.

          5.2 Financial Obligations. Seller shall continue to conduct the financial operations of the Station, including its credit and collection policies, in the ordinary course of business with the same effort, to the same extent, and in the same manner, as in the prior conduct of the business of the Station; and shall continue to pay and satisfy all expenses, liabilities and obligations arising in the ordinary course of business in accordance with past accounting practices. Seller shall not enter into or amend any contracts or commitments involving expenditures by Seller in an aggregate amount in excess of Seven Thousand Five Hundred Dollars ($7,500) without the prior written consent of Buyer.

          5.3 Reasonable Access. Seller shall provide Buyer, and representatives of Buyer, with reasonable access during normal business hours to the Station and shall furnish such additional information concerning the Station as Buyer from time to time may reasonably request, including, but not limited to, those contracts for sale of broadcast time for cash on the Station that are not being assumed by Buyer.

          5.4 Maintenance of Assets. Seller shall maintain the Real Property, the Personal Property and all other tangible assets in their present good operating condition, repair and order, reasonable wear and tear in ordinary usage excepted. Seller shall not waive or cancel any claims or rights of substantial value, transfer or otherwise dispose of the Real Property, any Personal Property, or permit to lapse or dispose of any right to the use of any Intellectual Property.

          5.5 Notification of Developments. Seller shall provide Buyer with prompt written notice of any material change in any of the information contained in the representations and warranties made herein or in the Disclosure Schedule or any other documents delivered in connection with this Agreement.

          5.6 Payment of Taxes. Seller shall pay or cause to be paid all property and all other taxes relating to the Station, the Real Property and the assets and employees of the Station required to be paid to city, county, state, federal and other governmental units through the Closing Date.

          5.7  Third Party Consents.  Seller shall use
commercially reasonable efforts to obtain from any third party waivers, permits, licenses, approvals, authorizations, qualifications, orders and consents necessary for the consummation of the transactions contemplated by this Agreement, including, without limitation, approval from the Commission of the Assignment Application contemplated hereby.

          5.8 Encumbrances. Seller shall not suffer or permit the creation of any mortgage, conditional sales agreement, security interest, lease, lien, hypothecation, deed of trust or pledge, encumbrance, restriction, liability, charge, or imperfection of title with respect to the Station Assets.

          5.9 Assignment of Assets. Seller shall not sell, assign, lease or otherwise transfer or dispose of any Station Assets, whether now owned or hereafter acquired, except for retirements in the normal and usual course of business or in connection with the acquisition of similar property or assets, as provided for herein.

          5.10 Commission Licenses and Authorizations. Seller shall not by any act or omission surrender, modify adversely, forfeit or fail to renew under regular terms the Licenses, cause the Commission or any other governmental authority to institute any proceeding for the revocation, suspension or modification of any such License, or fail to prosecute with due diligence any pending applications with respect to the Licenses at the Commission or any other applicable governmental authority.

          5.11 Technical Equipment. Seller shall not fail to repair, maintain or replace the technical equipment transferred hereunder in accordance with the normal standards of maintenance applicable in the broadcast industry.

          5.12 Compensation Increases. Seller shall not permit any increase in the rate of commissions, fixed salary or wages, draw or other compensation payable to any employees of Seller.

          5.13 Sale of Broadcast Time. Seller, without having first received Buyer's written consent, shall not enter into, extend or renew any contract for the sale of broadcast time for cash on terms that are not consistent with the usual and ordinary course of business. Without in any way limiting the foregoing sentence, Seller shall not enter into any contract to sell broadcast time for cash at less than Seller's normal and customary rate without Buyer's written consent. Seller shall not enter into any Trade Agreement outside of the ordinary course of business or any Trade Agreement that requires performance by Buyer beyond that specified in Section 1.1(h) without the prior written consent of Buyer.

          5.14 Insurance. Seller shall maintain at all times between the date hereof and the Closing Date those insurance policies listed in Section 3.17 of the Disclosure Schedule.

          5.15 Negotiations with Third Parties. Seller shall not, before Closing or the termination of this Agreement, enter into discussions with respect to any sale or offer of the Station, any Station Assets or any partnership interest of Seller to any third party, nor shall Seller offer the Station, any Station Assets or any partnership interest of Seller to any third party.

          5.16 Financial Statements. Seller shall provide Buyer with copies of its monthly financial statements each month until the Closing Date, with such statements to be provided to Buyer within twenty (20) days of the end of the relevant calendar month.

ARTICLE VI

JOINT COVENANTS OF BUYER AND SELLER

          Buyer and Seller covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

          6.1 Assignment Application. Within seven (7) business days of the Effective Date of this Agreement, Seller and Buyer shall join in and file an application on FCC Form~314 with the Commission requesting its consent to the assignment of the Licenses from Seller to Buyer (the "Assignment Application"). Seller and Buyer agree to prosecute the Assignment Application with all reasonable diligence and to use their best efforts to obtain prompt Commission grant of the Assignment Application filed at the Commission.

          6.2 Performance. Buyer and Seller shall perform all acts required of them under this Agreement and shall refrain from taking or omitting to take any action that would violate their representations and warranties hereunder or render those representations and warranties inaccurate as of the Closing Date.

          6.3 Conditions. If any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions placed upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their best efforts to cure the event as expeditiously as possible.

          6.4 Confidentiality. Buyer and Seller shall each keep confidential all information they obtain with respect to any other party hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated for any reason, each party hereto shall return to the party so providing, without retaining a copy thereof, any schedules, documents or other written information obtained from the party so providing such information in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, (ii) is or becomes publicly known through no fault of the receiving party or its agents, (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice), or (iv) is developed by the receiving party independently of the disclosure by the disclosing party.

          6.5 Cooperation. Buyer and Seller shall cooperate fully and with each other in taking any actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement provided, however, that no Party shall be required to take any action which would have a material adverse effect upon it or any entity affiliated with it.

          6.6 Environmental Reports. Seller and Buyer agree to arrange for the preparation of, at the expense of Buyer, appropriate environmental reports for the Real Property. Such environmental reports shall conclude that: (i) the Real Property is not in any way contaminated with any Hazardous Waste requiring remediation, clean-up or removal under applicable laws relating to Hazardous Waste; (ii) the Real Property is not subject to any federal, state or local "superfund" or "Act 307" lien, proceeding, claim, liability or action, or the threat or likelihood thereof, for the clean-up, removal or remediation of any Hazardous Waste from same; (iii) there is no asbestos located in the buildings situated on the Real Property requiring remediation, encapsulation or removal under applicable laws relating to asbestos clean-up; and (iv) there are no underground storage tanks located at the Real Property requiring remediation, clean-up or removal under applicable laws relating to Hazardous Waste, and if any have previously been removed, such removal was done in accordance with all applicable laws, rules and regulations. The environmental review to be conducted shall initially be a Phase I review. Any further investigations recommended in the environmental reports obtained pursuant to this Section 6.6 shall be conducted with the cost to be shared equally by Seller and Buyer.

          6.7 Consents to Assignment. To the extent that any Contract, Broadcast Agreement, Trade Agreement, Real Estate Contract or other contract identified in the Disclosure Schedule that is to be assigned under this Agreement is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person withholding same (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. In those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing Date to the transfer and assignment to Buyer of such contracts, Buyer may in its sole discretion elect to have this Agreement and any assignments executed pursuant hereto, to the extent permitted by law, constitute an equitable assignment by Seller to Buyer of all of Seller's rights, benefits, title and interest in and to such contracts, and where necessary or appropriate, Buyer shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such contracts. Seller shall use its reasonable best efforts to provide Buyer with the benefits of such contracts (including, without limitation, permitting Buyer to enforce any rights of Seller arising under such contracts), and Buyer shall, to the extent Buyer is provided with the benefits of such contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such contracts. The Parties recognize, however, that the FCC licenses to be assigned under this Agreement may not be assigned without the prior approval of the FCC and will not attempt to effectuate such an assignment without the FCC's prior approval.

          6.8 Employee Matters. Seller shall be responsible for all salary and benefits, if any, of the employees of the Station who do not accept, or are not offered, employment with Buyer. Seller shall be responsible for all salary and other compensation and benefits, including, without limitation, vacation benefits, due to be paid for work for Seller for employees of the Station who become employees of Buyer and Buyer shall be responsible for the salary and other compensation and benefits, including, without limitation, vacation benefits, due to be paid for work for Buyer on or after the date of hire by Buyer for such employees. Seller shall be responsible for severance payments which may be applicable under its employee benefit plans to any employees not so offered employment and hired by Buyer.

          6.9 Survey. Buyer and Seller shall obtain, at Seller's expense, a survey of each parcel of Real Property certified to Buyer or its permitted assigns and the Title Company. The certification shall be by a Registered Land Surveyor and shall be made on the ground in accordance with the minimum technical standards of land surveying in Tennessee. The survey shall be delivered to Buyer at least fifteen (15) days prior to the Closing Date. If the survey shows: (i) the Real Property does not have access to an abutting public road, (ii) easements exist that are not approved by Buyer, (iii) violations of restrictions or governmental zoning or building regulations,
(iv) buildings, structures or other improvements are constructed over any easement; provided that unless the construction of a building, structure or other improvement over an easement constitutes a violation of an easement it shall not constitute a defect or encroachment, (v) any building, structure or other improvement is not entirely within the boundaries of the applicable parcel of Real Property, (vi) any drainage facilities are not entirely within the applicable parcel of Real Property or appropriate public or private easements, or (vii) there are other material encroachments, gaps or overlaps rendering title to the Real Property unmarketable; then Buyer shall within seven (7) days of receipt of the survey notify Seller in writing specifying the defects and encroachments reflected by the survey, and Seller shall have ten (10) days within which to remove such defects and encroachments.

          6.10 Escrow Agreement. Seller and Buyer shall enter into an Escrow Agreement substantially in the form attached hereto as Exhibit A.

ARTICLE  VII

CONDITIONS TO OBLIGATIONS OF BUYER

          The performance of the obligations of the Buyer hereunder is subject, at the election of the Buyer, to the conditions precedent set forth in this Article VII. Unless otherwise provided elsewhere in this Agreement, the failure of any of these conditions shall not be deemed to constitute a default by Seller.

          7.1 Commission Approvals. Notwithstanding anything herein to the contrary, the consummation of this Agreement is conditioned upon (a) a grant by the Commission of the Assignment Application, (b) compliance by the Parties with the conditions, if any, imposed by the Commission in connection with the grant of the Assignment Application (provided that neither Party shall be required to accept or comply with any condition which would be unreasonably burdensome or which would have a materially adverse effect upon it) and (c) grant by the Commission of a renewal application for the Station without condition and for a minimum license term of seven (7) years. All required governmental filings shall have been made and all requisite governmental approvals for the consummation of the transactions contemplated hereby shall have been granted and such approvals and the grant of the renewal application for the Station shall have become Final Orders. For purposes of this Agreement, a "Final Order" shall mean any action of the relevant government agency, including, without limitation, the Commission, which has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests and the time for the agency to set aside the action on its own motion shall have expired. Buyer may, at its sole election, waive the requirement that the Commission's approvals of the Assignment Application and the renewal application shall have become Final Orders. The Licenses shall be in unconditional full force and effect, shall be valid for the balance of the current license term applicable generally to radio stations licensed to communities located in the State of Tennessee, and shall be unimpaired by any acts or omissions of Seller or Seller's employees or agents.

          7.2 Performance. The Station Assets shall have been transferred to Buyer by Seller, and all of the terms, conditions and covenants to be complied with or performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects, and Buyer shall have received from Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

          7.3 Failure of Transfer. Notwithstanding anything to the contrary contained in this Agreement, in the event that any law, regulation or official policy prevents the transfer or assignment of the Station Assets from Seller to Buyer or any Buyer affiliate, the Parties shall have amended this Agreement and/or executed such supplemental agreements, as necessary, to achieve for both Buyer and Seller, to the maximum extent possible, the benefits of the transactions contemplated by this Agreement in a manner consistent with applicable law.

          7.4  Representations and Warranties.  The
representations and warranties of Seller to Buyer shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made, and Buyer shall have received from Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

          7.5  Consents.  Seller shall have received all consents
(including landlords' consents for the studio and tower sites) specified in Section 3.8 of the Disclosure Schedule.

          7.6 No Litigation. No litigation, proceeding, or investigation of any kind shall have been instituted or, to Seller's knowledge, threatened which would materially adversely affect the ability of Seller to comply with the provisions of this Agreement or would materially adversely affect the operation of the Station.

          7.7 No Material Adverse Change. No material adverse change, other than with respect to the cash flow of the Station
(which shall be governed by Section 7.12, below), shall have occurred with respect to the operation of the Station.

          7.8 Documents. Seller shall have obtained, executed, where necessary, and delivered, to Buyer where applicable, all of the documents, reports, orders and statements required of it herein, as well as any other documents (including collateral assignments) required by any entity providing financing for the transactions contemplated by this Agreement.

          7.9 Opinions of Counsel. Seller shall have delivered to Buyer an opinion of Farris, Warfield & Kanaday, counsel to Seller, addressed to Buyer and in the form attached hereto as Exhibit B. In addition, Seller shall have delivered to Buyer a written opinion of Seller's FCC counsel, dated as of the Closing Date, addressed to Buyer and in the form attached hereto as Exhibit C.

          7.10 Survey. Buyer shall have received the survey of the Real Property in accordance with Section 6.9 herein.

          7.11 Environmental. Buyer shall have received the environmental reports specified in Paragraph 6.6

          7.12 Broadcast Cash Flow Requirements. The Broadcast Cash Flow for the Station for the Measuring Period shall be no less than Four Hundred Eleven Thousand, Seven Hundred Sixty-Five Dollars ($411,765.00). Without in any way limiting any other rights held by the Buyer to waive the conditions imposed by this Article VII, the Parties recognize that the condition imposed by this Paragraph 7.13 may be waived by Buyer, at Buyer's discretion.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SELLER

          The performance of the obligations of the Seller hereunder is subject, at the election of the Seller, to the conditions precedent set forth in this Article VIII. Unless otherwise provided elsewhere in this Agreement, the failure of any of these conditions shall not be deemed to constitute a default by Buyer.

          8.1 Performance. All of the terms, conditions and covenants to be complied with or performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects, and Seller shall have received from Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.

          8.2  Representations and Warranties.  The
representations and warranties of Buyer to Seller shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made, and Seller shall have received from Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.

          8.3 Government Approvals. All required governmental filings shall have been made and all requisite governmental approvals for the consummation of the transactions contemplated hereby shall have been granted.

          8.4 Documents. Buyer shall have obtained, executed, where necessary, and delivered to Seller where applicable, all of the documents, reports, orders and statements required of it herein.

          8.5 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of counsel to Buyer, addressed to Seller and in the form attached hereto as Exhibit D.

ARTICLE IX

INDEMNIFICATION

          9.1 Indemnification by Seller. From and after the Closing Date, Seller agrees to, and shall, indemnify, defend and hold Buyer harmless, and shall reimburse Buyer for and against any and all actions, losses, damages, liabilities, penalties or assessments, and judgments, except as set forth in Sections 9.4 and 10.15, hereto, resulting from or arising out of:

               (a) Any breach by Seller of any representation, or warranty contained in Articles III, V or VI to this Agreement or in any certificate, exhibit, schedule, or other document furnished to or to be furnished pursuant thereto;

               (b) Any non-fulfillment by Seller of any covenant contained in this Agreement or in any certificate, exhibit, schedule, or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

               (c) Any material inaccuracy in any covenant, representation, agreement or warranty by Seller including all material statements or figures contained in the Financial
Statements heretofore furnished to Buyer; and

               (d)  Any liabilities of any kind or nature,
absolute or contingent not assumed by Buyer including, without limitation, any liabilities relating to or arising from the business and operation of the Station by Seller prior to the Closing Date.

          Notwithstanding any other provision contained herein, Seller shall be solely responsible for any fine or forfeiture imposed by the Commission relating to the operation of the Station prior to the Closing Date.

          9.2 Indemnification by Buyer. From and after the Closing Date, Buyer agrees to, and shall, indemnify, defend and hold Seller harmless, and shall reimburse Seller for and against any and all actions, losses, damages, liabilities, penalties or assessments, and judgments, except as set forth in Sections 9.4 and 10.15, hereto, resulting from or arising out of:

               (a)  Any breach by Buyer of any covenant,
agreement, term, condition, representation, or warranty contained in Articles IV or VI to this Agreement or in any certificate, exhibit, schedule, or any other document furnished or to be furnished pursuant thereto;

               (b) Any non-fulfillment by Buyer of any covenant contained in this Agreement or in any certificate, exhibit, schedule, or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby; and

               (c)  Any liabilities of any kind or nature,
absolute or contingent, relating to or arising from the business and operation of the Station by the Buyer subsequent to the Closing Date.

          9.3  Notification of Claims.

               (a) A Party entitled to be indemnified pursuant to Sections 9.1 or 9.2 (the "Indemnified Party") shall notify the Party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article~IX within thirty (30) days after the receipt of a written notice thereof from the Indemnified Party.

               (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 9.1 or 9.2, the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 9.3(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. Upon payment of any claim or demand pursuant to this
Article IX, the Indemnifying Party shall, to the extent of payment, be subrogated to all rights of the Indemnified Party.

          9.4 Damages. Notwithstanding any other provision contained herein, no obligation of a Party to respond in damages under this Agreement shall include incidental, consequential, punitive, exemplary or special damages of any kind even if the Party has been advised by the other Party of the possibility of such damages and without regard to the nature of the claim or the underlying theory or cause of action (whether in contract, tort, or otherwise). The damages to which either Party shall be entitled under this Agreement shall not exceed One Hundred Seventy-Five Thousand Dollars ($175,000).

ARTICLE X

MISCELLANEOUS

          10.1 Assignment.

               (a)  This Agreement shall not be assigned or
conveyed by either Party hereto to any other person or entity without the prior written consent of the other Party hereto; provided, however, that Buyer may assign this Agreement without Seller's prior consent to Buyer's corporate parents or to one or more corporations or other entities controlled by Buyer's corporate parents; provided, further, that Seller shall have recourse to Buyer in the event Buyer's assignee defaults hereunder. Subject to the foregoing, this Agreement shall be binding and shall inure to the benefit of the Parties hereto, their successors and assigns.

               (b) Notwithstanding anything to the contrary set forth herein, Buyer may assign and transfer to any entity providing financing for the transactions contemplated by this Agreement (or any refinancing of such financing) as security for such financing all of the interest, rights and remedies of Buyer with respect to this Agreement and Seller shall expressly consent to such assignment. Any such assignment will be made for collateral security purposes only and will not release or discharge Buyer from any obligations it may have pursuant to this Agreement. Notwithstanding anything to the contrary set forth herein, Buyer may (i) authorize and empower such financing sources to assert, either directly or on behalf of Buyer, any claims Buyer may have against Seller under this Agreement and
(ii) make, constitute and appoint one agent bank in respect of such financing (and all officers, employees and agents designated by such agent) as the true and lawful attorney and agent-in-fact of Buyer for the purpose of enabling the financing sources to assert and collect any such claims.

          10.2 Survival of Indemnification. The indemnification obligations of Seller contained in this Agreement including, without limitation, Section 1.3 shall survive indefinitely, except that any indemnification arising under Section 9.1(a) hereof (other than any indemnification required as a result of Seller's breach of Sections 3.1, 3.2 or 3.3 hereof, which indemnification shall survive indefinitely) shall be binding for a period of twelve (12) months following the date hereof.

          10.3 Brokerage. Seller and Buyer warrant and represent to one another that there has been no broker in any way involved in the transactions contemplated hereby and that no one is or will be entitled to any fee or other compensation in the nature of a brokerage fee or finder's fee as a result of the Closing hereunder.

          10.4 Expenses of the Parties. It is expressly understood and agreed that all expenses of preparing this Agreement and of preparing and prosecuting the Assignment Application with the Commission, and all other expenses, whether or not the transactions contemplated hereby are consummated, shall be borne solely by the Party who shall have incurred the same and the other Party shall have no liability in respect thereto, except as otherwise provided herein. All costs of transferring the Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by Seller and Buyer. Any filing or grant fees imposed by any governmental authority the consent of which is required for the transactions contemplated hereby shall be borne equally by Seller and Buyer.

          10.5 Entire Agreement. This Agreement, together with any related schedules or exhibits, contains all the terms agreed upon by the Parties with respect to the subject matter herein, and supersedes all prior agreements and understandings among the Parties and may not be changed or terminated orally. No attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the Party against whom the same is sought to be enforced.

          10.6 Headings. The headings set forth in this Agreement have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any manner, or be deemed to interpret in whole or in part, any of the terms or provisions of this Agreement. Unless otherwise specified herein, the section references contained herein refer to sections of this Agreement.

          10.7 Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Tennessee.

          10.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of such shall constitute one and the same instrument.

          10.9 Notices. Any notices or other communications shall be in writing and shall be considered to have been duly given when deposited into first class, certified mail, postage prepaid, return receipt requested, delivered personally (which shall include delivery by Federal Express or other recognized overnight courier service that issues a receipt or other confirmation of delivery) or delivered via facsimile machine;

               If to Seller:

               Ms. Audrey Malkan
               304 Crestwood Drive
               Ft. Worth, TX 76107
               Fax: 817-626-0931
               Phone: 817-626-0931

               With a copy to:

               Brad MacLean
               Farris Warfield & Kanaday
               Suite 1900
               424 Church Street
               SunTrust Center
               Nashville, TN 37219
               Fax: 615-726-3185
               Phone: 615-244-5200

               If to Buyer:

               Frank D. Osborn
               Osborn Communications Corporation
               130 Mason Street
               Greenwich, CT 06830
               Fax: 203-629-1749
               Phone: 203-629-0905

               With a copy to:

               John M. Pelkey
               Haley Bader & Potts P.L.C.
               4350 North Fairfax Drive
               Arlington, Virginia 22203-1633
               Fax:  (703) 841-2345
               Phone:  (703) 841-0606

          Any Party may at any time change the place of receiving notice by giving notice of such change to the other as provided herein.

          10.10 Specific Performance. The property and assets to be transferred pursuant to the terms of this Agreement are unique and not readily available on the open market. For that reason and others, Seller and Buyer will be damaged seriously should this purchase not be consummated. Accordingly, in the event of a material breach by a Party of its representations, warranties, covenants and agreements under this Agreement, the other Party may sue at law for damages or, at its sole election, and in addition to any other remedy available to it, may also seek a decree of specific performance requiring the breaching Party to fulfill its obligations under this Agreement, and each Party agrees to waive the defense that an adequate remedy at law exists.

          10.11 Consent to Jurisdiction. Seller and Buyer hereby submit to the nonexclusive jurisdiction of the courts of the State of Tennessee and the federal courts of the United States of America located in such state solely in respect of the interpretation and enforcement of the provisions hereof and of the documents referred to herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement or any of such documents may not be enforced in or by said courts or that the Station property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

          10.12 Further Assurances. Seller and Buyer agree to execute all such documents and take all such actions after the Closing Date as the other Party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other documents in addition to those to be delivered on the Closing Date and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

          10.13     Public Announcements.  No public announcement
(including an announcement to employees) or press release concerning the transactions provided for herein shall be made by either Party without the prior approval of the other Party, except as required by law.

          10.14 Accounts Receivable. Commencing on the Closing Date and continuing for a period of six (6) months following the Closing Date, Buyer shall collect all of Seller's accounts receivable arising from the operation of the Station in the same manner and with the same diligence that Buyer uses to collect its own accounts receivable. This obligation, however, shall not extend to the institution of litigation, employment of any collection agency, legal counsel, or other third party, or any other extraordinary means of collection. During the sixth-month period following the Closing Date, neither Seller nor its agents shall make any solicitation of these accounts for collection purposes and shall not institute litigation for the collection of any amounts due. Every thirty (30) days after the Closing Date, Buyer shall account to Seller in writing for and pay over to Seller the amount of the collections made on Seller's behalf.

     Except as is set forth in the last sentence of this paragraph, all payments received by Buyer during the sixth-month period following the Closing Date from any person obligated with respect to any of such accounts receivable shall be allocated so that the oldest such account receivable shall be paid first and the most recent last. Notwithstanding the foregoing, no payments shall be applied to obligations disputed by any account debtor. Upon the provision of notice to Seller, in the manner specified in Section 10.9, above, that an account debtor disputes an account receivable of Seller, Buyer may cease efforts to collect such account receivable and thereafter any amounts received by Buyer from the disputed account debtor may be applied to Buyer's account with such debtor and Seller may take whatever steps it deems necessary to attempt to collect its account(s) receivable from such account debtor. Buyer shall not have the right to compromise, settle, or adjust the amounts of any of Seller's accounts receivable without Seller's written consent. Any amounts received by Buyer in payment of any account receivable (without time limitation) which can be identified as a payment on a specific account, whether by accompanying invoice or otherwise, shall be promptly paid over to the owner of that account, regardless of whether the account debtor has an outstanding balance on older accounts.

     At the end of the six-month period documentation of Seller's outstanding accounts receivable shall be delivered to Seller, who may take whatever steps it deems necessary to attempt to collect its account(s) receivable from such account debtors.

          10.15 Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement, each Party shall bear its own costs and legal fees incurred in the action or proceeding and shall not be entitled to reimbursement from the unsuccessful Party.

          10.16 Guarantees. Osborn hereby irrevocably and unconditionally guarantees to Seller the prompt and complete performance of the obligations imposed upon Buyer under this Agreement. Audrey Malkan and Matthew Malkan hereby irrevocably and unconditionally guarantee to Buyer the prompt and complete performance of the obligations imposed upon Seller under this Agreement. Guarantors consent and agree that Buyer and Seller may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by the Guarantors, and without affecting the enforceability or continuing effectiveness hereof as to the Guarantors:

               (a) Supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof;

               (b) Supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;

               (c)  Accept partial payments;

               (d)  Release any person from any personal
liability with respect to this Agreement or any part thereof; or

               (e) Consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of Buyer, Seller or any other person, and correspondingly restructure the obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of Guarantors or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the obligations evidenced hereby.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the Parties hereto have executed or have caused this Agreement to be executed by a duly authorized officer on the day and year first above written.


               SELLER

               OHIO BROADCAST ASSOCIATES


               BY: _____________________________
                    Audrey Malkan
                    Partner


               BY: _____________________________
                    Matthew Malkan
                    Partner


               BUYER

               CURREY BROADCASTING CORPORATION


               BY: _____________________________
               TITLE: President


               GUARANTORS

               OSBORN COMMUNICATIONS CORPORATION


               BY:  _____________________________
               TITLE: ___________________________


               AUDREY MALKAN


               __________________________________
                    Audrey Malkan


               MATTHEW MALKAN


               ___________________________________
                    Matthew Malkan


TABLE OF CONTENTS


                                                       Page

ARTICLE I -         ASSIGNMENT AND PURCHASE OF ASSETS

1.1  Assignment of Assets                                   1
1.2  Excluded Assets                                        4
1.3  Liabilities to be Assumed                              5
1.4  Purchase Price                                    6
1.5  Proration of Income and Expenses                       7
1.6  Allocation of Purchase Price                           7
1.7  Submission of Schedules                                8

ARTICLE II -   CLOSING, TERMINATION, AND RISK OF LOSS

2.1  Closing                                           8
2.2  Transactions at the Closing                            8
2.3  Termination                                            11
2.4  Risk of Loss                                      12
2.5  Interruption of Broadcast Transmissions                13

ARTICLE III -  REPRESENTATIONS AND WARRANTIES OF SELLER

3.1  Due Incorporation                                      13
3.2  Authority; No Conflict                                 14
3.3  Government Authorizations                              14
3.4  Compliance with Regulations                            15
3.5  Taxes and Regulatory Fees                              15
3.6  Personal Property                                      15
3.7  Real Property                                     16
3.8  Consents                                          18
3.9  Contracts                                         18
3.10 Environmental                                     19
3.11 Intangibles                                       20
3.12 Financial Statements                                   21
3.13 Personnel Information; Labor Contracts                 22
3.14 Employee Benefit Plans                                 22
3.15 Litigation                                             22
3.16 Compliance with Laws                                   23
3.17 Insurance                                         23
3.18 Undisclosed Liabilities                                24
3.19 Instruments of Conveyance; Good Title                  24
3.20 Absence of Certain Changes                             24
3.21 Insolvency Proceedings                                 26

ARTICLE IV -   REPRESENTATIONS AND WARRANTIES OF BUYER

4.1  Due Incorporation                                      26
4.2  Authority; No Conflict                                 26
4.3  Consents                                          26
4.4  Litigation                                             27
4.5  Compliance with Laws                                   27
4.6  Qualification                                     27

ARTICLE V -    COVENANTS OF SELLER

5.1  Continued Operation of Station                         27
5.2  Financial Obligations                                  28
5.3  Reasonable Access                                      28
5.4  Maintenance of Assets                                  28
5.5  Notification of Developments                           28
5.6  Payment of Taxes                                       28
5.7  Third Party Consents                                   29
5.8  Encumbrances                                      29
5.9  Assignment of Assets                                   29
5.10 Commission Licenses and Authorizations                 29
5.11 Technical Equipment                               29
5.12 Compensation Increases                                 29
5.13 Sale of Broadcast Time                                 29
5.14 Insurance                                         30
5.15 Negotiations with Third Parties                        30
5.16 Financial Statements                                   30

ARTICLE VI -   JOINT COVENANTS OF BUYER AND SELLER

6.1  Assignment Application                                 30
6.2  Performance                                            30
6.3  Conditions                                             31
6.4  Confidentiality                                        31
6.5  Cooperation                                            31
6.6  Environmental Reports                                  31
6.7  Consents to Assignment                                 32
6.8  Employee Matters                                       33
6.9  Survey                                            33
6.10 Escrow Agreement                                       33

ARTICLE VII -  CONDITIONS TO OBLIGATIONS OF BUYER

7.1  Commission Approvals                                   34
7.2  Performance                                            34
7.3  Failure of Transfer                               35
7.4  Representations and Warranties                         35
7.5  Consents                                          35
7.6  No Litigation                                     35
7.7  No Material Adverse Change                             35
7.8  Documents                                         35
7.9  Opinions of Counsel                               35
7.10 Survey                                            36
7.11 Environmental                                     36
7.12      Broadcast Cash Flow Requirements             36

ARTICLE VIII - CONDITIONS TO OBLIGATIONS OF SELLER

8.1  Performance                                            36
8.2  Representations and Warranties                         36
8.3  Government Approvals                                   37
8.4  Documents                                         37
8.5  Opinion of Counsel                                37

ARTICLE IX -   INDEMNIFICATION

9.1  Indemnification by Seller                              37
9.2  Indemnification by Buyer                          38
9.3  Notification of Claims                                 38
9.4  Damages                                           39

ARTICLE X -         MISCELLANEOUS

10.1 Assignment                                             39
10.2 Survival of Indemnification                            40
10.3 Brokerage                                         40
10.4 Expenses of the Parties                                40
10.5 Entire Agreement                                       41
10.6 Headings                                          41
10.7 Governing Law                                     41
10.8 Counterparts                                      41
10.9 Notices                                           41
10.10     Specific Performance                         43
10.11     Consent to Jurisdiction                      43
10.12     Further Assurances                                43
10.13 Public Announcements                                  43
10.14 Accounts Receivable                                   43
10.15 Costs                                                 44
10.16 Guarantees                                            45

DISCLOSURE SCHEDULE

1.1(a)Licenses and Authorizations
1.1(b)Tangible Personal Property
1.1(c)Real Estate Contracts
1.1(d)Real Estate Assets
1.1(e)Intangibles
1.1(f)Leases and Contracts
1.1(g)Contracts for Sale of Broadcast Time
1.1(h)Trade Agreements to be Assumed by Buyer
1.1(j)Future Contracts
1.2(h)Excluded Assets
3.7  Title Defects
3.8  Seller's Consents
3.10      Environmental Disclosure
3.12 Financial Statements
3.13 Personnel
3.14 Employee Benefit Plans
3.15 Litigation
3.17 Insurance
3.20 Certain Changes
4.3  Buyer's Consents




___________________________________________________________






ASSET PURCHASE AGREEMENT


dated as of July 2, 1996


by and among


OHIO BROADCAST ASSOCIATES
(Seller)


CURREY BROADCASTING CORPORATION
(Buyer)

OSBORN COMMUNICATIONS CORPORATION
(Guarantor)

AUDREY MALKAN
(Guarantor)

MATTHEW MALKAN
(Guarantor)





___________________________________________________________

Disclosure Schedule 1.1(a)

Licenses and Authorizations


1. WYNU (BLH-870825KE)
2. WHY-346
3. KEH-234




Disclosure Schedule 1.1(b)

Tangible Personal Property





Disclosure Schedule 1.1(c)

Real Estate Contracts









Disclosure Schedule 1.1(d)

Real Estate Assets






Disclosure Schedule 1.1(e)

Intangibles






Disclosure Schedule 1.1(f)

Leases and Contracts

[Lease of _______ between Rainbow Media, Inc., and
__________________]

Tower Lease Agreement of December 1, 1994 by and between Ohio
Broadcasting and Sprint Communications Company L.P.




Disclosure Schedule 1.1(g)

Contracts for Sale of Broadcast Time

Disclosure Schedule 1.1(h)

Trade Agreements to be Assumed by Buyer

Bridal Show Trade Agreement up to a maximum liability to be assumed by Buyer under the Bridal Show Trade Agreement of Ten
Thousand Dollars ($10,000).

Victor's Auction Trade Agreement up to a maximum liability to be assumed by Buyer under the Victor's Auction Trade Agreement of Ten Thousand Dollars ($10,000).

Caldwell's Office Supply Trade Agreement to be assumed by Buyer in the amount of Six Hundred Dollars ($600.00) per month of advertising in exchange for a fax machine and copier together with repairs and supplies.

Sentry Net Trade Agreement to be assumed by Buyer in the amount of Fifty-Five Dollars and Fifty cents ($55.50) per month of advertising in exchange for monitoring of the Station's alarm system.



Disclosure Schedule 1.1(j)

Future Contracts





Disclosure Schedule 1.2(h)

Excluded Assets





Disclosure Schedule 3.7

Title Defects

A Perpetual Easement for Ingress and Egress executed by and between Andrew Jackson Broadcasting Corporation and R. G. Cates and wife, Pearl Cates, dated October 18, 1989, as recorded in Official Record Book Volume 390, page 705, in the Register's Office of Gibson County, Tennessee.



Disclosure Schedule 3.8

Seller's Consents


Disclosure Schedule 3.10

Environmental Disclosure

None.


Disclosure Schedule 3.12

Financial Statements





Disclosure Schedule 3.13

Personnel




Disclosure Schedule 3.14

Employee Benefit Plans





Disclosure Schedule 3.15

Litigation

None.


Disclosure Schedule 3.17

Insurance




Disclosure Schedule 3.20

Certain Changes

None.



Disclosure Schedule 4.3

Buyer's Consents


     Consent of KeyBank National Association.



EXHIBIT A


[FORM OF ESCROW AGREEMENT]


          This ESCROW AGREEMENT is dated this [__]th day of [
], 1996, by and among OHIO BROADCAST ASSOCIATES, a partnership formed under the laws of the State of Texas ("Seller"), CURREY BROADCASTING CORPORATION, a Delaware corporation ("Buyer"), John
M. Pelkey, Esq., and Bradley A. MacLean, Esq. (Messrs. Pelkey and MacLean being jointly referred to as "Escrow Agents" or "Agents").

Recitals

          Seller and Buyer have entered into an Asset Purchase Agreement (the "Purchase Agreement") of even date herewith, by which Seller has agreed to sell, transfer and deliver to Buyer certain assets used in the operation of Radio Station WYNU(FM), Milan, Tennessee, licensed to Seller.

          The Purchase Agreement provides that, to secure the obligations of Buyer under the Purchase Agreement, a deposit in the amount of One Hundred Seventy-Five Thousand Dollars ($175,000.00) (the "Escrow Deposit") is to be delivered to Escrow Agents by Buyer to be held and disbursed by Escrow Agents in accordance with the terms of this Agreement.

          In consideration of the foregoing and of the covenants and agreements contained herein, Buyer, Seller and Escrow Agents agree as follows:


Section I
ESCROW DEPOSIT

          1.1 Delivery. Simultaneously with the execution of this Agreement, Buyer is delivering the Escrow Deposit to the Escrow Agents. The Escrow Deposit and the interest or other proceeds from the investment thereof (the "Earnings") shall be referred to collectively herein as the "Escrow Amount."

          1.2 Receipt. The Escrow Agents hereby acknowledge receipt of the Escrow Deposit and agree to hold and disburse the Escrow Amount in accordance with the terms and conditions of this Agreement and for the uses and purposes stated herein.

          1.3 Investment and Income. The Escrow Agents shall, pending the disbursement of the Escrow Amount pursuant to this Agreement, invest the Escrow Amount in accordance with the Buyer's instructions in (a) direct obligations of, or obligations fully guaranteed by, the United States of America or any agency thereof, or (b) certificates of deposit issued by commercial banks having a combined capital, surplus and undivided profits of not less than One Hundred Million Dollars ($100,000,000), (c) repurchase agreements collateralized by securities issued by the United States of America or any agency thereof, or by any private corporation the obligations of which are guaranteed by the full faith and credit of the United States of America, (d) prime banker's acceptances, (e) money market funds invested in any of the above, or (f) other investments of equal or greater security and liquidity.


Section II
DISBURSEMENT OF ESCROW AMOUNT

          Agents shall distribute the Escrow Deposit as follows:

          2.1 Closing. In the event the purchase and sale closes in the manner contemplated by the Purchase Agreement, the Escrow Deposit and any interest that has accrued thereon shall be delivered to Seller and credited against the Purchase Price.

          2.2 Material Breach. In the event the Closing (as defined in the Purchase Agreement) fails to occur because Buyer is in material breach of the Purchase Agreement, then the Escrow Deposit shall be paid over to the Seller and all accrued interest thereon shall be turned over to Buyer. In the event the purchase and sale does not close for any other reason, the Escrow Deposit shall be returned to Buyer together with all accrued interest thereon.

          2.3 Conflict with Purchase Agreement. If any provision of this Section II with respect to the disposition of the Escrow Amount is in conflict with any provision of the Purchase Agreement with respect of such disposition, then such provisions in the Purchase Agreement shall control.

          2.4 Controversies with Respect to Escrow Deposit. Escrow Agents shall dispose of the Escrow Deposit upon the joint written instructions of the Seller and Buyer or their fully designated representatives. Agents shall have no duty or obligation to any third party claiming the Escrow Deposit in the absence of joint written instructions directing Agents to pay said third party. If Agents shall not have received joint written instructions, Agents shall continue to hold the Escrow Amount until:

               (a) The receipt by Agents of the joint written instructions of the Seller and Buyer as to the disposition of the Escrow Amount; or

               (b) Agents shall have, at their option, filed an action or bill in interpleader, or similar action for such purpose, in a court of competent jurisdiction and paid the Escrow Deposit and all interest accrued thereon into said court, in which event, Agents' duties, responsibilities and liabilities with respect to the Escrow Deposit, the interest accrued thereon and this Escrow Agreement shall terminate.


Section III
ESCROW AGENTS

          3.1 Appointment and Duties. Buyer and Seller hereby appoint Escrow Agents to serve hereunder and the Escrow Agents hereby agree to perform all duties which are expressly set forth in this Agreement. Buyer and Seller recognize that the Escrow Agents are acting hereunder only as a conduit, for the convenience of the parties, and have no legal or equitable interest in, or control over, the Escrow Amount. The Escrow Agents shall not be deemed to be the agent of either Buyer or Seller, or their respective guarantors, and the Escrow Agents shall not be liable to Buyer or Seller for any act or omission on their part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Under no circumstances shall the Escrow Agents have liability for loss of funds due to financial institution failure, suspension or cessation of business or any other action or inaction on the part of a financial institution.

          3.2 Expenses of Escrow Agents. One-half of the expenses incurred by the Escrow Agents in carrying out their duties under this Agreement will be paid to the Escrow Agents by Seller and one-half of such expenses shall be paid by Buyer.

          3.3 Indemnification. Both Seller and Buyer will, at their expense, indemnify the Escrow Agents, hold them harmless from any and all claims, regardless of nature, arising out of or because of this Agreement, and exonerate the Escrow Agents from any liability in connection with this Agreement except as such may arise because of the Escrow Agents' gross negligence or willful misconduct in performing their specified duties as Escrow Agents.

          3.4 Resignation. Escrow Agents may resign at any time upon giving the other parties hereto thirty (30) days prior written notice to that effect. In such event, the successor shall be such person, firm or corporation as shall be mutually selected by Buyer and Seller. It is understood and agreed that such resignation shall not be effective until a successor agrees to act hereunder; provided, however, if no successor is appointed within thirty (30) days after such notice is given, Escrow Agents may pay and deliver the Escrow Amount into a court of competent jurisdiction.


Section IV
LIABILITIES OF ESCROW AGENTS

          4.1 Limitations. The Escrow Agents shall be liable only to accept, hold and deliver the Escrow Amount in accordance with the provisions of this Agreement and amendments thereto, provided, however, that the Escrow Agents shall not incur any liability with respect to (a) any action taken or omitted in good faith or upon the advice of their counsel given with respect to any questions relating to their duties and responsibilities as Escrow Agents under this Agreement, or (b) any action taken or omitted in reliance upon any instrument which the Escrow Agents shall in good faith believe to be genuine (including the execution, the identity, or authority of any person executing such instrument, its validity and effectiveness, and the truth and accuracy of any information contained therein), to have been signed by a proper person or persons, and to conform to the provisions of this Agreement.


Section V
TERMINATION

          5.1 This Agreement shall be terminated (i) upon disbursements of the Escrow Amount by the Escrow Agents, (ii) by written mutual consent signed by all parties, or (iii) payment of the Escrow Amount into a court of competent jurisdiction in accordance with Sections 2.4 or 3.4 hereof. This Agreement shall not be otherwise terminated.


Section VI
OTHER PROVISIONS

          6.1 Notices. Any notices or other communications shall be in writing and shall be considered to have been duly given when deposited into first class, certified mail, postage prepaid, return receipt requested, delivered personally (which shall include delivery by Federal Express or other recognized overnight courier service that issues a receipt or other confirmation of delivery) or delivered via facsimile machine;

               If to Buyer:

               Frank D. Osborn
               Osborn Communications Corporation
               130 Mason Street
               Greenwich, CT 06830
               Fax: 203-629-1749
               Phone: 203-629-0905

               With a copy to:

               John M. Pelkey
               Haley Bader & Potts P.L.C.
               4350 North Fairfax Drive
               Arlington, Virginia 22203-1633
               Fax:  (703) 841-2345
               Phone:  (703) 841-0606


               If to Seller:

               Ms. Audrey Malkan
               304 Crestwood Drive
               Ft. Worth, TX 76107
               Fax: 817-626-0931
               Phone: 817-626-0931

                              With a copy to:

               Brad MacLean
               Farris Warfield & Kanaday
               Suite 1900
               424 Church Street
               SunTrust Center
               Nashville, TN 37219
               Fax: 615-726-3185
               Phone: 615-244-5200


               If to John M. Pelkey, Esq.:

               John M. Pelkey
               Haley Bader & Potts P.L.C.
               4350 North Fairfax Drive
               Arlington, Virginia 22203-1633
               Fax:  (703) 841-2345
               Phone:  (703) 841-0606

               If  to  Bradley A. MacLean, Esq.:

               Brad MacLean
               Farris Warfield & Kanaday
               Suite 1900
               424 Church Street
               SunTrust Center
               Nashville, TN 37219
               Fax: 615-726-3185
               Phone: 615-244-5200


or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 6.1.

          6.2  Benefit and Assignment.  The rights and
obligations of each party under this Agreement may not be assigned without prior written consent of all other parties unless the assignment is to a permitted assignee under the Purchase Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          6.3 Entire Agreement; Amendment. This Agreement and the Purchase Agreement contain all the terms agreed upon by the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument signed by the party against which enforcement of any waiver, change, modification, extension or discharge is sought.

          6.4 Headings. The headings of the sections and subsections of this Agreement are for ease of reference only and do not evidence the intentions of the parties.

          6.5 Governing Law. This Agreement shall be governed by, and construed according to, the laws of the State of Tennessee.

          6.6 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures on all counterparts are upon the same instrument.

          6.7 Legal Representation. The parties hereto acknowledge that Messrs. Pelkey and MacLean, and their respective law firms, have represented Buyer and Seller, and their respective guarantors, in connection with the Purchase Agreement and related matters and agree that Messrs. Pelkey and MacLean, and their respective law firms, may continue to represent Buyer and Seller, and their respective guarantors, in the event of any dispute between or among Buyer and Seller or otherwise. If the Escrow Agents commence an interpleader action pursuant to paragraph 2.4(b) above, Seller will consent to the representation of Buyer and its guarantor in that action by Mr. Pelkey and his law firm and Buyer will consent to the representation of Seller and its guarantors in that action by Mr. MacLean and his law firm.

          IN WITNESS WHEREOF, the Parties hereto have executed or have caused this Agreement to be executed by a duly authorized officer or partner on the day and year first above written.


               OHIO BROADCAST ASSOCIATES



               ___________________________________________
BY:
               TITLE:


               CURREY BROADCASTING CORPORATION



               ___________________________________________
BY:
               TITLE:


               JOHN M. PELKEY



               ___________________________________________

               BRADLEY A. MACLEAN


               ___________________________________________




 EXHIBIT B






[FORM OF OPINION OF COUNSEL TO THE SELLER]


          Capitalized terms will have the respective meanings assigned them in the Asset Purchase Agreement unless otherwise defined herein.

          Documents to be covered, shall include, without limitation, the Seller's partnership agreement ("Charter
Documents"), and the Asset Purchase Agreement and any ancillary agreements (the "Transaction Documents").

Opinions (subject to customary assumptions, exceptions and qualifications):

               The Seller is a partnership duly organized, validly existing and in good standing under the laws of the State of Texas, is qualified to do business in the State of Tennessee and has all requisite partnership power and authority to own or lease its assets and properties, as the case may be, and to carry on its business as presently conducted.

               The Seller has full power and authority to enter into, execute, deliver and perform its obligations under the Transaction Documents and to consummate the transactions contemplated thereby.

               The execution and delivery by the Seller and the consummation by the Seller of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of the Seller.

               The Transaction Documents have been duly executed and delivered by the Seller and constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that enforceability may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, transfer, moratorium or other laws relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

               The execution and delivery by the Seller, the performance by the Seller of its obligations thereunder and the consummation of the transactions contemplated thereby will not conflict with or result in any breach of any of the terms and conditions of, or constitute a default under (a) the Charter Documents of the Seller (b) any material agreement, lease or contract, written or oral, to which the Seller is a party of which we are aware or (c) any judgment, decree, award, injunction or governmental order of which we are aware and by which any of the assets or properties of the Seller are bound.

               The execution and delivery by the Seller of the Asset Purchase Agreement, the performance by the Seller of its obligations thereunder and the consummation of the transactions contemplated thereby are not prohibited by nor do they require the Seller to obtain any consent, approval or action of, or make any filing with or give any notice to, (i) any judicial body or Governmental or Regulatory Body or (ii) any other Person, except in either case for consents, approvals, actions, filings or notices that would not, individually or in the aggregate, have a material adverse effect.

EXHIBIT C

[FCC Counsel Letterhead]
[Closing Date]

Currey Broadcasting Corporation
130 Mason Street
Greenwich, CT 06830

Dear ____________ :

     This opinion is furnished to you pursuant to Paragraph 7.9 of the Asset Purchase Agreement ("Agreement"), dated as of July 2, 1996 between Ohio Broadcast Associates ("Seller") and Currey Broadcasting Corporation ("Buyer"). The terms used but not defined in this letter shall have the same meanings given to such terms in the Agreement.

     We have acted as communications counsel for Seller in connection with the assignment to Buyer of the licenses, permits, and other authorizations issued by the Federal Communications Commission (hereinafter, the "FCC" or "Commission") for the operation of radio broadcast station WYNU(FM), Milan, Tennessee, and associated auxiliary broadcast station facilities (hereinafter referred to collectively as the "Station").

     As communications counsel for Seller, we are engaged in the representation of Seller before the Commission in connection with the operation of the Station. We have examined executed copies of the Agreement and related documents, including the schedules and exhibits thereto. We have also examined such other records, certificates, licenses, permits, notices, and other documents, and have considered such other questions of law as relate to Seller and the Station as we have deemed necessary or appropriate for purposes of this opinion.

     In rendering this opinion, we have assumed the genuineness of signatures on documents and the conformity to originals of all copies examined by or submitted to us, including photocopies and conformed copies. As to various questions of fact in connection with this opinion, we have relied upon the examination of available files in our offices, those of the Commission, and statements and representations of employees of the Commission, as well as those of officers and responsible representatives of Seller.

     Based upon the foregoing, we are of the opinion that, as of the date hereof:

1. Seller is the authorized holder of the licenses, permits and authorizations listed on Schedule 1 to this letter and issued by the Commission for the operation of the Station ("FCC Licenses") and the FCC Licenses are valid and in full force and effect;

2. The FCC Licenses constitute all the licenses, permits and authorizations required for the lawful operation of the Stations;

3. Each FCC License has been granted or issued by an action of the FCC as to which all applicable administrative and judicial appeal, review, and reconsideration periods have expired without such appeal, review, or reconsideration having been taken or instituted by any party or by the FCC on its own motion, and there are no pending, ungranted applications for the modification or assignment of the FCC Licenses or transfer of control of the Seller;

4. There are no conditions imposed by the FCC on any of the FCC Licenses which are missing from the faces thereof as issued by the FCC or not set forth in the FCC's rules, regulations, and policies (the "FCC's Rules") that are applicable generally to stations of the type, nature, class, or location of the Stations;

5. We have no reason to believe that any FCC License will not, subject to the filing of a license renewal application and payment of any applicable filing fee, be renewed for a full term in the ordinary course;

6. To the best of our knowledge, after inquiry of the Commission, (a) there is not any Commission judgment or decree, investigation, notice of apparent liability or order of forfeiture pending or outstanding against the Station respecting any violation or allegation of the Communications Act of 1934, as amended (the "Act"), or of any FCC Rule and (b) there is no action, suit, investigation or complaint before the Commission as a result of which an investigation, judgment, or decree, notice of apparent liability or order of forfeiture could issue from the Commission relating to the Station;

7. No events have occurred that could result in (a) the termination, revocation, or adverse modification of any FCC License, (b) the imposition of any material financial penalty by the FCC upon Seller, or (c) a material adverse effect upon, or cause material disruption to, the business, operations, or future prospects of the Station;

8. Upon applications duly made, the Commission on ________________, 1996, granted its consent to the assignment of the FCC Licenses by Seller to Buyer (the "Consents");

9. To the best of our knowledge, no other consent of any agency of the federal government is required to permit Seller and Buyer to consummate the transactions described in the Agreement;

10. The Consents remain in full force and effect, and have not been reversed, stayed, enjoined, set aside, annulled, or suspended.

11. No request seeking reconsideration, review, or appeal from the Consents by the FCC has been filed with the FCC or the United States Court of Appeals for the District of Columbia Circuit within the time periods specified in the Act or the FCC's Rules, and the time periods specified in the Act and the FCC's Rules for the filing of such request for reconsideration, review, or appeal, or for review by the Commission on its own motion, have expired.

12. The execution, delivery, and performance of the Agreement on the Closing Date will not cause a violation of or a default under any of the FCC Licenses.

13. The Seller has filed with the FCC all reports, documents, instruments, information, regulatory fee payments, and applications required to be filed pursuant to the Act and the FCC's Rules or upon the request of the FCC. The Stations have been operated at all times by the Seller in accordance with the terms of the FCC Licenses, the Act, and the FCC's Rules, and Seller is in compliance with the Act and the FCC's Rules.

     The foregoing opinions are subject to the following further qualifications. We have not independently verified the manner in which the Stations are currently being operated or their compliance with engineering standards, and could not do so without physically inspecting the Stations. Our opinion as to the sufficiency of the FCC Licenses is based solely on our inspection of the Commission's records and our files and upon the representations of the officers and responsible representatives of Seller. However, nothing has come to our attention that leads us to question the accuracy of such representations.

     As aforesaid, this opinion is furnished to you solely pursuant to Paragraph 7.9 of the Agreement. It may not be used, circulated, quoted or otherwise relied upon by any other person or entity or for any other purpose, provided, however, that this opinion may also be relied upon by each party to the Agreement and may be relied upon by the financial institution that is loaning Buyer the funds to effectuate the Agreement. The opinions expressed herein are based on our knowledge and understanding of the facts as they exist on the date hereof and we assume no obligation to you or to any other person to revise those opinions on the basis of possible changes in fact occurring or first coming to our attention after the consummation of the transactions described in the Agreement.

                         Very truly yours,

                         [Name of Firm of Seller's FCC Counsel]


                         By:____________________________


EXHIBIT D
[Letterhead of Counsel]
[Date of Closing]


OHIO BROADCAST ASSOCIATES
c/o Ms. Audrey Malkan
[_________________]
[_________________]

Dear Ms. Malkan:

     We have acted as counsel for Currey Broadcasting Corporation, a Delaware corporation ("Buyer"), in connection with the Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of July 2, 1996 by and among Buyer and Ohio Broadcast Associates. Unless otherwise defined herein, capitalized terms used herein have the same meanings ascribed to them in the Asset Purchase Agreement. This opinion is being furnished to you at the request of the Buyer pursuant to Section 8.5 of the Asset Purchase Agreement.

     In connection with rendering this opinion we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, each dated July 2, 1996(collectively, the "Documents"):

     1.   The Asset Purchase Agreement; and

     2.   The Escrow Agreement by and among Seller, Buyer, John
M. Pelkey, Esq., and Bradley A. MacLean, Esq..

     In addition, we have examined (i) such corporate records of the Buyer as we have considered appropriate, including copies of the Certificate of Incorporation of the Buyer, the Bylaws of the Buyer, and certified copies of resolutions of the board of directors of the Buyer, and (ii) any such other certificates, agreements and documents as we have deemed relevant and necessary as a basis for the opinions hereunder expressed.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the enforceability of the Documents against each party thereto other than the Buyer, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals, and the conformity with the original of all documents submitted to us as certified or photostatic or reproduced copies.

     In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties of the Buyer made in the Documents and upon certificates of public officials and officers of the Buyer.

     Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

     (i) Buyer is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation and is in good standing in the State of Tennessee;

     (ii) Buyer has full corporate power and authority to enter into the Asset Purchase Agreement and to consummate the transactions contemplated thereby; the execution, delivery and performance by Buyer of the Asset Purchase Agreement has been duly authorized by all requisite corporate action on the part of Buyer; the Asset Purchase Agreement has been duly executed and delivered by Buyer and (assuming due execution and delivery by the other parties thereto) constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and general principles of equity;

     (iii) Buyer is not subject to or bound by any charter or by-law provision or any statute, rule, regulation or judicial or administrative decision or, to the best of our knowledge, any agreement or any judgment, award, order, writ, injunction or decree of any court or of any governmental body or of any arbitrator which, by operation of law, or pursuant to its terms, would be violated or breached, or which would terminate, lapse or be subject to termination, upon the consummation of the transactions contemplated herein absent the consent or other action of any third party or agency; and

     (iv) The FCC has granted its consent to the assignment of the Licenses from Seller to Buyer and the consummation of the transactions contemplated by the Asset Purchase Agreement, and such consent is the only consent or authorization of the FCC necessary for the assignment of the Licenses of Seller to Buyer and the consummation of the transactions, contemplated by the Asset Purchase Agreement.

     Our opinion expressed above is limited to the laws of the Commonwealth of Virginia, the General Corporation Law of the State of Delaware and the Federal laws of the United States. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders thereunder, that are currently in effect. Please be advised that no member of this firm is admitted to practice in the State of Delaware. We assume no obligation to you or to any person to revise this opinion on the basis of possible changes in fact occurring or first coming to our attention after the date hereof.

     This letter is furnished by us solely for your benefit in connection with the transactions referred to in the Asset Purchase Agreement and may not be circulated to, or relied upon by, any other person or entity or used in any other context.

                              Very truly yours,



ESCROW AGREEMENT


          This ESCROW AGREEMENT is dated this 28th day of June, 1996, by and among OHIO BROADCAST ASSOCIATES, a partnership formed under the laws of the State of Texas ("Seller"), CURREY BROADCASTING CORPORATION, a Delaware corporation ("Buyer"), John
M. Pelkey, Esq., and Bradley A. MacLean, Esq. (Messrs. Pelkey and MacLean being jointly referred to as "Escrow Agents" or "Agents").

Recitals

          Seller and Buyer have entered into an Asset Purchase Agreement (the "Purchase Agreement") of even date herewith, by which Seller has agreed to sell, transfer and deliver to Buyer certain assets used in the operation of Radio Station WYNU(FM), Milan, Tennessee, licensed to Seller.

          The Purchase Agreement provides that, to secure the obligations of Buyer under the Purchase Agreement, a deposit in the amount of One Hundred Seventy-Five Thousand Dollars ($175,000.00) (the "Escrow Deposit") is to be delivered to Escrow Agents by Buyer to be held and disbursed by Escrow Agents in accordance with the terms of this Agreement.

          In consideration of the foregoing and of the covenants and agreements contained herein, Buyer, Seller and Escrow Agents agree as follows:


Section I
ESCROW DEPOSIT

          1.1 Delivery. Simultaneously with the execution of this Agreement, Buyer is delivering the Escrow Deposit to the Escrow Agents. The Escrow Deposit and the interest or other proceeds from the investment thereof (the "Earnings") shall be referred to collectively herein as the "Escrow Amount."

          1.2 Receipt. The Escrow Agents hereby acknowledge receipt of the Escrow Deposit and agree to hold and disburse the Escrow Amount in accordance with the terms and conditions of this Agreement and for the uses and purposes stated herein.

          1.3 Investment and Income. The Escrow Agents shall, pending the disbursement of the Escrow Amount pursuant to this Agreement, invest the Escrow Amount in accordance with the Buyer's instructions in (a) direct obligations of, or obligations fully guaranteed by, the United States of America or any agency thereof, or (b) certificates of deposit issued by commercial banks having a combined capital, surplus and undivided profits of not less than One Hundred Million Dollars ($100,000,000), (c) repurchase agreements collateralized by securities issued by the United States of America or any agency thereof, or by any private corporation the obligations of which are guaranteed by the full faith and credit of the United States of America, (d) prime banker's acceptances, (e) money market funds invested in any of the above, or (f) other investments of equal or greater security and liquidity.


Section II
DISBURSEMENT OF ESCROW AMOUNT

          Agents shall distribute the Escrow Deposit as follows:

          2.1 Closing. In the event the purchase and sale closes in the manner contemplated by the Purchase Agreement, the Escrow Deposit and any interest that has accrued thereon shall be delivered to Seller and credited against the Purchase Price.

          2.2 Material Breach. In the event the Closing (as defined in the Purchase Agreement) fails to occur because Buyer is in material breach of the Purchase Agreement, then the Escrow Deposit shall be paid over to the Seller and all accrued interest thereon shall be turned over to Buyer. In the event the purchase and sale does not close for any other reason, the Escrow Deposit shall be returned to Buyer together with all accrued interest thereon.

          2.3 Conflict with Purchase Agreement. If any provision of this Section II with respect to the disposition of the Escrow Amount is in conflict with any provision of the Purchase Agreement with respect of such disposition, then such provisions in the Purchase Agreement shall control.

          2.4 Controversies with Respect to Escrow Deposit. Escrow Agents shall dispose of the Escrow Deposit upon the joint written instructions of the Seller and Buyer or their fully designated representatives. Agents shall have no duty or obligation to any third party claiming the Escrow Deposit in the absence of joint written instructions directing Agents to pay said third party. If Agents shall not have received joint written instructions, Agents shall continue to hold the Escrow Amount until:

               (a) The receipt by Agents of the joint written instructions of the Seller and Buyer as to the disposition of the Escrow Amount; or

               (b) Agents shall have, at their option, filed an action or bill in interpleader, or similar action for such purpose, in a court of competent jurisdiction and paid the Escrow Deposit and all interest accrued thereon into said court, in which event, Agents' duties, responsibilities and liabilities with respect to the Escrow Deposit, the interest accrued thereon and this Escrow Agreement shall terminate.


Section III
ESCROW AGENTS

          3.1 Appointment and Duties. Buyer and Seller hereby appoint Escrow Agents to serve hereunder and the Escrow Agents hereby agree to perform all duties which are expressly set forth in this Agreement. Buyer and Seller recognize that the Escrow Agents are acting hereunder only as a conduit, for the convenience of the parties, and have no legal or equitable interest in, or control over, the Escrow Amount. The Escrow Agents shall not be deemed to be the agent of either Buyer or Seller, or their respective guarantors, and the Escrow Agents shall not be liable to Buyer or Seller for any act or omission on their part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Under no circumstances shall the Escrow Agents have liability for loss of funds due to financial institution failure, suspension or cessation of business or any other action or inaction on the part of a financial institution.

          3.2 Expenses of Escrow Agents. One-half of the expenses incurred by the Escrow Agents in carrying out their duties under this Agreement will be paid to the Escrow Agents by Seller and one-half of such expenses shall be paid by Buyer.

          3.3 Indemnification. Both Seller and Buyer will, at their expense, indemnify the Escrow Agents, hold them harmless from any and all claims, regardless of nature, arising out of or because of this Agreement, and exonerate the Escrow Agents from any liability in connection with this Agreement except as such may arise because of the Escrow Agents' gross negligence or willful misconduct in performing their specified duties as Escrow Agents.

          3.4 Resignation. Escrow Agents may resign at any time upon giving the other parties hereto thirty (30) days prior written notice to that effect. In such event, the successor shall be such person, firm or corporation as shall be mutually selected by Buyer and Seller. It is understood and agreed that such resignation shall not be effective until a successor agrees to act hereunder; provided, however, if no successor is appointed within thirty (30) days after such notice is given, Escrow Agents may pay and deliver the Escrow Amount into a court of competent jurisdiction.


Section IV
LIABILITIES OF ESCROW AGENTS

          4.1 Limitations. The Escrow Agents shall be liable only to accept, hold and deliver the Escrow Amount in accordance with the provisions of this Agreement and amendments thereto, provided, however, that the Escrow Agents shall not incur any liability with respect to (a) any action taken or omitted in good faith or upon the advice of their counsel given with respect to any questions relating to their duties and responsibilities as Escrow Agents under this Agreement, or (b) any action taken or omitted in reliance upon any instrument which the Escrow Agents shall in good faith believe to be genuine (including the execution, the identity, or authority of any person executing such instrument, its validity and effectiveness, and the truth and accuracy of any information contained therein), to have been signed by a proper person or persons, and to conform to the provisions of this Agreement.


Section V
TERMINATION

          5.1 This Agreement shall be terminated (i) upon disbursements of the Escrow Amount by the Escrow Agents, (ii) by written mutual consent signed by all parties, or
(iii) payment of the Escrow Amount into a court of competent jurisdiction in accordance with Sections 2.4 or 3.4 hereof. This
Agreement shall not be otherwise terminated.


Section VI
OTHER PROVISIONS

          6.1 Notices. Any notices or other communications shall be in writing and shall be considered to have been duly given when deposited into first class, certified mail, postage prepaid, return receipt requested, delivered personally (which shall include delivery by Federal Express or other recognized overnight courier service that issues a receipt or other confirmation of delivery) or delivered via facsimile machine;

               If to Buyer:

               Frank D. Osborn
               Osborn Communications Corporation
               130 Mason Street
               Greenwich, CT 06830
               Fax: 203-629-1749
               Phone: 203-629-0905

               With a copy to:

               John M. Pelkey
               Haley Bader & Potts P.L.C.
               4350 North Fairfax Drive
               Arlington, Virginia 22203-1633
               Fax:  (703) 841-2345
               Phone:  (703) 841-0606



               If to Seller:

               Ms. Audrey Malkan
               304 Crestwood Drive
               Ft. Worth, TX 76107
               Fax: 817-626-0931
               Phone: 817-626-0931

               With a copy to:

               Brad MacLean
               Farris Warfield & Kanaday
               Suite 1900
               424 Church Street
               SunTrust Center
               Nashville, TN 37219
               Fax: 615-726-3185
               Phone: 615-244-5200


               If to John M. Pelkey, Esq.:

               John M. Pelkey
               Haley Bader & Potts P.L.C.
               4350 North Fairfax Drive
               Arlington, Virginia 22203-1633
               Fax:  (703) 841-2345
               Phone:  (703) 841-0606

               If  to  Bradley A. MacLean, Esq.:

               Brad MacLean
               Farris Warfield & Kanaday
               Suite 1900
               424 Church Street
               SunTrust Center
               Nashville, TN 37219
               Fax: 615-726-3185
               Phone: 615-244-5200



or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 6.1.

          6.2  Benefit and Assignment.  The rights and
obligations of each party under this Agreement may not be assigned without prior written consent of all other parties unless the assignment is to a permitted assignee under the Purchase Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          6.3 Entire Agreement; Amendment. This Agreement and the Purchase Agreement contain all the terms agreed upon by the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument signed by the party against which enforcement of any waiver, change, modification, extension or discharge is sought.

          6.4 Headings. The headings of the sections and subsections of this Agreement are for ease of reference only and do not evidence the intentions of the parties.

          6.5 Governing Law. This Agreement shall be governed by, and construed according to, the laws of the State of Tennessee.

          6.6 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures on all counterparts are upon the same instrument.

          6.7 Legal Representation. The parties hereto acknowledge that Messrs. Pelkey and MacLean, and their respective law firms, have represented Buyer and Seller, and their respective guarantors, in connection with the Purchase Agreement and related matters and agree that Messrs. Pelkey and MacLean, and their respective law firms, may continue to represent Buyer and Seller, and their respective guarantors, in the event of any dispute between or among Buyer and Seller or otherwise. If the Escrow Agents commence an interpleader action pursuant to paragraph 2.4(b) above, Seller will consent to the representation of Buyer and its guarantor in that action by Mr. Pelkey and his law firm and Buyer will consent to the representation of Seller and its guarantors in that action by Mr. MacLean and his law firm.

     IN WITNESS WHEREOF, the Parties hereto have executed or have caused this Agreement to be executed by a duly authorized officer or partner on the day and year first above written.

               OHIO BROADCAST ASSOCIATES


               ___________________________________________
               BY:
               TITLE:


               CURREY BROADCASTING CORPORATION


               ___________________________________________
               BY:
               TITLE:


               JOHN M. PELKEY



               ___________________________________________

               BRADLEY A. MACLEAN


               ___________________________________________